UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Winn-Dixie Stores, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WINN-DIXIE STORES, INC.

5050 EDGEWOOD COURT • JACKSONVILLE, FLORIDA 32254-3699

Notice of Annual Meeting of Shareholders

to be held on November 9, 2011

To all Shareholders of Winn-Dixie Stores, Inc.:

You are invited to attend the 2011 annual meeting of shareholders of Winn-Dixie Stores, Inc. (“Winn-Dixie,” “we,” “us,” “our,” or the “Company”). The annual meeting will be held at our headquarters at 5050 Edgewood Court, Jacksonville, Florida, at 9:00 a.m. Eastern Standard Time, on Wednesday, November 9, 2011. At the meeting, our shareholders will act on the following matters:

•	To elect nine directors nominated by the Board of Directors for a term of one year;

•	To approve the Winn-Dixie Stores, Inc. Fiscal 2012 Equity Incentive Plan (the “2012 Plan”);

•	To ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for fiscal 2012;

•	To conduct a non-binding, advisory vote on executive compensation, often referred to as “say on pay;”

•	To conduct a non-binding, advisory vote on the frequency of future executive compensation votes, often referred to as “say when on pay;” and

•	Any other business that may properly come before the meeting.

The Board of Directors has fixed September 12, 2011, as the record date for the annual meeting. Only holders of our common stock at the close of business on the record date will be entitled to notice of, and to vote at, the annual meeting.

By Order of the Board of Directors,

Timothy L. Williams

Secretary

Jacksonville, Florida

September 27, 2011

Whether or not you expect to attend the annual meeting, please sign, date and return the enclosed proxy card promptly. Alternatively, you may give a proxy over the Internet or by telephone by following the instructions on your proxy card or in the proxy statement. If you decide to attend the meeting, you may, if you wish, revoke the proxy and vote your shares in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on November 9, 2011. The proxy statement and annual report to shareholders are available at http://phx.corporate-ir.net/phoenix.zhtml?c=78738&p=proxy.

WINN-DIXIE STORES, INC.

5050 EDGEWOOD COURT • JACKSONVILLE, FLORIDA 32254-3699

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 9, 2011

Our annual meeting of shareholders will be held on Wednesday, November 9, 2011 at our headquarters at 5050 Edgewood Court, Jacksonville, Florida, beginning at 9:00 a.m. Eastern Standard Time. The enclosed form of proxy is solicited by our Board of Directors. We anticipate that this proxy statement and the accompanying proxy card will first be mailed to holders of our common stock on or about September 27, 2011.

GENERAL INFORMATION

Why am I receiving this proxy statement and proxy card?

You are receiving this proxy statement and proxy card from us because you own shares of our common stock. This proxy statement describes issues on which we would like you, as a shareholder, to vote. It provides information on these issues so that you can make an informed decision.

When you sign the proxy card or submit your proxy by telephone or over the Internet, you appoint Peter L. Lynch and Terry Peets as your representatives at the meeting. These representatives will vote your shares at the meeting (or any adjournments or postponements of the meeting) as you have instructed them. With proxy voting, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card or submit your proxy via telephone or over the Internet in advance of the meeting in the event your plans change.

If an issue comes up for a vote at the meeting (or any adjournments or postponements of the meeting) that is not described in this proxy statement, these representatives will vote your shares, under your proxy, at their discretion.

Are these proxy materials available over the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are permitted to furnish our materials over the Internet to our shareholders by delivering a notice in the mail. While we have opted to continue mailing full printed sets of our proxy materials to our shareholders, you can still access and review our proxy statement and annual report over the Internet at http://phx.corporate-ir.netphoenix.zhtml?c=78738&p=proxy.

When is the record date?

The Board of Directors has fixed September 12, 2011 as the record date for the annual meeting. Holders of common stock as of the close of business on this date will be entitled to vote at the annual meeting.

How many shares are outstanding? How many votes are permitted per share?

As of the record date, there were 56,080,500 shares of our common stock issued and outstanding. Each share is entitled to one vote. No cumulative voting rights are authorized and dissenters’ rights are not applicable to any of the matters being voted upon.

In accordance with Florida law, a list of shareholders as of the record date will be available at the annual meeting and for ten days prior to the meeting for inspection by any shareholder or the shareholder’s agent or attorney at our headquarters, located at 5050 Edgewood Court, Jacksonville, Florida, between the hours of 9:00 a.m. and 5:00 p.m.

What am I voting on?

You are being asked to vote on the following:

•	to elect nine directors nominated by the Board of Directors for a one-year term, or until the respective successor of each director is duly elected and qualified;

•	to approve the Winn-Dixie Stores, Inc. Fiscal 2012 Equity Incentive Plan;

•	to ratify the appointment of KPMG as our independent registered public accounting firm for fiscal 2012;

•	to conduct a non-binding, advisory vote on executive compensation;

•	to conduct a non-binding, advisory vote on the frequency of future executive compensation votes; and

•	any other business that may properly come before the meeting.

Our By-Laws require a shareholder to give advance notice of any proposal intended to be presented at the meeting. The deadline for this notice has passed and we have not received notice of any matter. If any other matter properly comes before the shareholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

How do I vote?

Holders of record of our shares have four voting options:

•	over the Internet at www.proxyvote.com;

•	by telephone toll-free at 1-800-690-6903;

•	by signing your proxy card and mailing it in the enclosed, prepaid and preaddressed envelope; or

•	by attending the annual meeting and voting in person.

If you vote over the Internet or by telephone, you will be prompted to enter the voter control number printed on your proxy card above your name and to follow a few simple instructions. Voting over the Internet, by telephone, or by signing and returning your proxy card will not affect your right to vote in person should you decide to attend the annual meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, your ability to vote over the Internet or by telephone depends on the voting processes of the broker, bank or other nominee. Please carefully follow the voting instructions provided by your bank, broker or other nominee on the voting instruction form or proxy card.

If you are a Winn-Dixie team member, and hold your shares through the Winn-Dixie Employee Stock Purchase Program, you will receive a voting instruction card in the mail. You also have the option of voting your shares over the Internet, or by telephone, by following the instructions that you receive with this proxy statement. You can also sign your voting instruction card and return it by mail, or attend the annual meeting and vote in person.

What do I need to bring if I plan to attend the annual meeting in person?

If you plan to attend the meeting in person, you must bring photo identification with you. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to bring proof of your share ownership to the meeting. You should ask the broker, bank or other nominee that holds your shares to provide you with a copy of an account statement or a letter that shows your ownership of Winn-Dixie common stock on September 12, 2011, the record date for the annual meeting.

Can shareholders vote in person at the annual meeting?

Yes. We will distribute written ballots to any shareholders who want to vote at the meeting. Please note that if your shares are held in “street name,” you must request a legal proxy from your bank, broker or the registered owner of your shares to vote in person at the meeting.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with the transfer agent and/or with banks or brokers. Please cast your vote for the shares represented on each proxy card that you receive in order to ensure that all your shares are voted.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:

•	voting again over the Internet or by telephone prior to 11:59 p.m. Eastern Standard Time, on November 8, 2011;

•	signing another proxy with a later date and mailing it to Broadridge, 51 Mercedes Way, Edgewood, New York 11717, to be received prior to 11:59 p.m. Eastern Standard Time, on November 8, 2011;

•	voting in person at the annual meeting; or

•	giving written notice to our Corporate Secretary at the address on the front cover of this proxy statement prior to 11:59 p.m. Eastern Standard Time, on November 8, 2011.

How many votes do you need to hold the meeting?

For us to conduct the annual meeting we must have a quorum, which means that a majority of our outstanding shares of common stock as of the record date must be represented in person or by proxy at the meeting. Your shares will be counted as represented at the annual meeting if you:

•	vote over the Internet or by telephone;

•	properly submit a proxy (even if you do not provide voting instructions); or

•	attend the annual meeting and vote in person.

How many votes are needed to elect directors?

The nine nominees receiving the highest number of FOR votes cast by the shareholders will be elected as directors, even if those nominees do not receive a majority of the votes cast. This number is called a plurality. A properly executed proxy card marked WITHHOLD with respect to the election of a director will not be voted and will not count FOR the nominee.

How many votes are needed to approve the 2012 Plan, ratify the appointment of KPMG and approve the non-binding, advisory vote on executive compensation?

The 2012 Plan will be approved, the appointment of KPMG will be ratified, and the non-binding, advisory vote on executive compensation will be approved, if the votes cast FOR each proposal exceed the votes cast AGAINST each proposal. A properly executed proxy card marked ABSTAIN with respect to any of these matters will not be voted and will not be counted FOR or AGAINST the specific matter. Abstentions with respect to any of these matters are counted for purposes of establishing a quorum.

How many votes are needed for the non-binding, advisory vote on the frequency of future executive compensation votes?

For this proposal, you may vote for future advisory votes every ONE, TWO or THREE years. Unlike the other proposals you are voting on, there is no threshold vote that must be obtained for this proposal to “pass.” A properly executed proxy card marked ABSTAIN with respect to this proposal will not be voted and will not count for or against the proposal. Abstentions with respect to this matter are counted for purposes of establishing a quorum. The Board will take into consideration the outcome of the vote in setting a policy with respect to future executive compensation votes.

Will my shares be voted if I do not vote over the Internet, vote by telephone, or sign and return my proxy card?

If you are a shareholder of record and you do not vote over the Internet, vote by telephone or sign and return your proxy card, or attend the annual meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for shareholder consideration in this proxy statement.

If your shares are held in “street name” through a bank or broker and you do not provide voting instructions before the annual meeting, your bank or broker may vote your shares on your behalf under certain circumstances. Brokerage firms have the authority under certain New York Stock Exchange (“NYSE”) rules to vote shares for which their customers do not provide voting instructions on “routine” matters.

The ratification of the appointment of KPMG is considered a “routine” matter under these rules. Therefore, banks and brokers are allowed to vote their customers’ shares on this matter if the customers do not provide voting instructions. If your bank or broker votes your shares on this item because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the annual meeting and in determining the number of shares voted FOR or AGAINST this routine matter.

The other proposals are not considered to be “routine” matters, and your bank or broker is not permitted to vote your shares if you do not provide voting instructions. For your shares to be voted with respect to these matters, you will need to provide voting instructions to your bank or broker, vote by telephone or over the Internet before the date of the shareholder meeting, or attend the meeting and vote in person with a legal proxy. If your bank or broker has not received voting instructions on any of these matters, the bank or broker cannot vote the shares on these matters. This is called a “broker non-vote.” Broker non-votes will be counted for the purposes of establishing a quorum but not in determining the number of shares voted FOR or AGAINST the non-routine matters.

We encourage you to provide voting instructions to your bank or broker. This action ensures your shares will be voted at the meeting in accordance with your wishes.

How are votes counted?

Your shares will be voted as you indicate. If you just sign your proxy card with no further voting instructions, your shares will be voted:

•	FOR the nine director nominees;

•	FOR the approval of the 2012 Plan;

•	FOR the ratification of the appointment of KPMG as our independent registered public accounting firm;

•	FOR non-binding, advisory approval of executive compensation; and

•	for a vote on the frequency of future non-binding, advisory votes on executive compensation every ONE year (on an annual basis).

Broadridge will tabulate votes for the annual meeting and will act as inspector of election for the annual meeting.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. We will publish the voting results on a Current Report on Form 8-K, which will be filed with the SEC within four business days of the meeting.

Who will pay for the costs of soliciting proxies?

We will bear the cost of soliciting proxies. In an effort to have as large a representation at the meeting as possible, our directors, officers and team members may solicit proxies by telephone or in person in certain circumstances. To further assist us in our efforts, we have engaged Georgeson Inc. to solicit proxies for a fee of $9,500 plus expenses. Upon request, we will reimburse brokers, dealers, banks, voting trustees and their nominees who are holders of record of our common stock on the record date for the reasonable expenses incurred for mailing copies of the proxy materials to the beneficial owners of such shares.

How can I obtain an additional copy of the Annual Report on Form 10-K for fiscal 2011?

Our Annual Report on Form 10-K for fiscal 2011, which includes audited financial statements, accompanies this proxy statement. You may obtain additional copies of the Form 10-K by selecting “SEC/Section 16 Filings” on the Investors page of our website at www.winn-dixie.com.

At the written request of any shareholder who owns common stock on the record date, we will provide, without charge, an additional paper copy of the Form 10-K, including the financial statements and financial statement schedules but not including exhibits. If requested, we will provide copies of the exhibits for a reasonable fee. Requests for additional paper copies of the Form 10-K should be directed to:

Winn-Dixie Stores, Inc.

5050 Edgewood Court

Jacksonville, Florida 32254-3699

Attention: Shareholder Relations

Email: shareholderrelations@winn-dixie.com

What is “householding” and how does it affect me?

Householding is a program approved by the SEC which allows the delivery of only one package of proxy materials to you if there are multiple shareholders residing at the same address, unless we have received contrary instructions from one or more of the shareholders. For certain of our beneficial, or “street name” shareholders, this means you will receive an envelope containing one set of proxy materials and a separate proxy card for each shareholder account in the household. Proxy materials may include an annual report and a proxy statement. Householding saves us money by reducing printing and postage costs. It also creates less paper for you to manage and is environmentally friendly.

We will deliver promptly, upon oral or written request, a separate copy of the proxy materials to any shareholder residing at an address to which only one copy was mailed. Shareholders residing at the same address who do not wish to participate in householding may contact us to request multiple copies of the proxy materials in the future. Shareholders residing at the same address and currently receiving multiple copies of the proxy materials may contact us to request to participate in householding in the future. For requests relating to householding, please contact Shareholder Relations, 5050 Edgewood Court, Jacksonville, Florida 32254-3699, telephone number (904) 783-5000, email address shareholderrelations@winn-dixie.com.

GOVERNANCE OF THE COMPANY

GENERAL INFORMATION ABOUT OUR BOARD

What is the size of our Board of Directors and who is currently serving on the Board?

Our Articles of Incorporation require that our Board consist of a minimum of seven and a maximum of 12 members. Currently, our Board consists of nine directors. The current members of the Board are Evelyn V. Follit, Charles P. Garcia, Jeffrey C. Girard, Yvonne R. Jackson, Gregory P. Josefowicz, Peter L. Lynch, James P. Olson, Terry Peets and Richard E. Rivera.

Is the Board divided into classes?

No. Our Board is not divided into classes. Each member of our Board is elected annually to serve a one-year term, or until his or her respective successor is duly elected and qualified.

What documents provide for governance of the Company?

The Company is subject to the corporate laws of the State of Florida, where we are incorporated, as well as our Articles of Incorporation and By-Laws, copies of which we have filed with the SEC. Our Governance Principles, charters of our Board committees, and certain other documents relating to our governance are available through the “Corporate Governance” section of the “Investors” page of our website at www.winn-dixie.com.

BOARD STRUCTURE

What is the Board’s leadership structure?

Our Governance Principles provide that the leadership of the Board vests primarily in the Chairman of the Board. Peter L. Lynch currently serves as both our Chairman of the Board and Chief Executive Officer (“CEO”). Mr. Lynch’s pre-bankruptcy employment agreement specified that he hold both the Chairman and CEO positions. We believe that having our CEO serve as Chairman of the Board, with the other board leadership elements described below, is in the best interests of shareholders because Mr. Lynch brings substantial industry experience, with a particular emphasis on turnarounds, which uniquely qualifies him for this joint role. Having our CEO serve as Chairman promotes unified leadership and a clear chain of command for executing the Company’s strategic initiatives and business plan and ensures that important strategic and business issues will be brought to the Board. Our Governance Principles provide that the Board does not maintain a policy regarding whether or not separate individuals should hold the positions of Chairman and CEO. We believe instead that the Board should maintain the flexibility to make appointments to these positions in a manner that best meets our business needs as they exist from time to time.

We also believe that our Board’s leadership structure provides substantial independent and effective oversight of management which further promotes sound corporate governance:

•

We have a lead independent director. Our Governance Principles provide that, if one person serves as Chairman of the Board and CEO, the interests of the Company are best served by the designation of a lead independent director to assist with some of the duties handled by the Chairman. The lead director is selected by a majority vote of the independent directors following a review of the strengths and qualifications of all independent directors. After reviewing the strengths and qualifications of its independent members, the independent directors selected Gregory P. Josefowicz as the lead director in September 2007.

In September 2011, the Board reviewed and updated the Governance Principles to further clarify the roles and responsibilities of the lead director. Among those responsibilities are to (1) act as a liaison between the Chairman and the other directors, act as a representative of the independent directors when appropriate and assist other members of the Board in expressing comments on Board matters to the Chairman, (2) preside at all meetings of independent directors and report on matters discussed during those sessions to the Chairman and/or the Corporate Secretary and preside at meetings of the Board when the Chairman is not present, (3) develop, in conjunction with the Chairman, an annual Board agenda, (4) lead, along with the chairperson of the Compensation Committee, the annual evaluation of the Chairman and CEO by the Board of Directors, (5) consult with the Chairman and the Nominating and Corporate Governance Committee regarding the conduct of annual Board of Director evaluations, (6) consult with the Chairman and the Nominating and Corporate Governance Committee with respect to committee assignments for members of the Board of Directors and (7) if requested, act as liaison with external stakeholders.

•

We conduct annual evaluations of the performance of the Chairman and CEO. The Board annually evaluates the performance of Mr. Lynch. These reviews are led by our lead independent director, working with the chair of the Compensation Committee.

•

We hold regularly scheduled in-person meetings of independent directors without the presence of management. Independent directors meet in an executive session at each face-to-face Board meeting. Our lead director, or, in the absence of the lead director, a committee chair, presides at these sessions.

•

We have a substantial majority of independent directors. With the exception of Mr. Lynch, all of our directors are independent. Each of our directors is an equal participant in decisions made by the Board and its committees, and we believe our directors to be well-qualified, active and effective.

•

Each of the Board’s committees is comprised solely of independent directors. Each of the Compensation, Audit and Nominating and Corporate Governance Committees is made up solely of independent directors, with each of these committees having a separate chair.

How does the Board determine which directors are independent?

Our Governance Principles require that two-thirds of the members of the Board be independent as defined under listing standards of The NASDAQ Stock Market (“NASDAQ”). Under these independence criteria, a director will not be considered independent if he or she has a material relationship with us. Relationships we consider material include employment by us within the last three years, affiliation with our auditors within the last three years, being a part of an interlocking directorate within the last three years, being an officer or employee of a company that does substantial business with us or having a family member that meets one of these criteria.

What was the Board’s determination with respect to director independence?

The Board of Directors reviewed the independence of each director in September 2011. As a result of the review, the Board affirmatively determined that the following directors are independent: Evelyn V. Follit, Charles P. Garcia, Jeffrey C. Girard, Yvonne R. Jackson, Gregory P. Josefowicz, James P. Olson, Terry Peets and Richard E. Rivera. Peter L. Lynch is not independent because he is our employee.

What is the Board’s role with respect to risk oversight?

Under our Governance Principles, one of the key functions of the Board of Directors is to support management in identifying and assessing significant risks affecting our business and the available options for mitigating those risks. The Company faces risk in many different areas, including strategy, finance, operations, and regulatory compliance. Management of risk is the direct responsibility of the Company’s CEO and senior management. The Board, as a whole and through its committees, has responsibility for the oversight of risk management, including responsibility for overseeing the Company’s Enterprise Risk Management, or “ERM,” program. Our ERM program allows the Board to exercise oversight of these various types of risk. This includes determining that management has established effective risk management practices to identify, assess, and manage the organization’s most significant risk exposures. The Board believes that, in light of the interrelated nature of the Company’s strategic risks, oversight of strategic risk management is ultimately the responsibility of the full Board. Each year, the Board holds meetings with senior management dedicated to discussing and reviewing our operating plans and overall corporate strategy. The meetings include discussions of key risks to the plans and strategy, as well as risk mitigation activities. In addition, the committees of the Board are responsible for oversight of risks within their respective areas of responsibility. The Board of Directors is kept abreast of its committees’ risk oversight and other activities through reports of the committee chairpersons to the full Board.

The Audit Committee oversees financial risk and receives quarterly ERM reports on the management of regulatory compliance and operational risk. Management routinely reports to the Audit Committee on specific financial, regulatory compliance and operational risk areas, as well as an annual summary of the Company’s risk assessment process and results.

The Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally.

The Nominating and Corporate Governance Committee conducts a comprehensive annual review of board governance practices and recommends enhancements to the full Board or, if appropriate, to the lead independent director or Chairman of the Board.

How many times did the Board meet in fiscal 2011?

During the fiscal year ended June 29, 2011, the Board of Directors held 20 meetings. Each member of the Board during the fiscal year attended at least 87% of the total number of meetings of the Board and any committees of which he or she was a member.

Do the independent directors of the Board meet during the year?

Yes. Under our Governance Principles, the independent directors meet at each in-person Board meeting without any representative of management being present. The lead director or, in the absence of the lead director, a committee chair, presides at these sessions.

Does the Board have a policy with respect to director attendance at the annual meeting of shareholders?

Although the Board understands that there may be situations that prevent a director from attending an annual meeting, the Board strongly encourages all directors to make attendance at the annual meeting a priority. All nine members of our Board of Directors attended our annual meeting of shareholders in 2010.

How can shareholders communicate with the Board?

Shareholders who wish to communicate directly with members of the Board, the Chairman, the lead director or any chairperson of a Board committee may do so by writing directly to those individuals, in care of the Corporate Secretary, Winn-Dixie Stores, Inc., 5050 Edgewood Court, Jacksonville, Florida 32254-3699. Our Corporate Secretary notifies the Chairman of all communications. If the correspondence is not addressed to a particular member, the communication will be reviewed with the Chairman, unless the correspondence relates to the Chairman, in which case the correspondence will be reviewed with the lead director. Our Corporate Secretary reviews all communications before forwarding to the appropriate Board member.

For shareholder communications relating to our accounting, internal accounting controls, or audit matters, please call 1-877-91W-DIAL (1-877-919-3425). Your call will be confidential and you may remain anonymous. The Audit Committee of our Board of Directors will be notified directly of your call.

DIRECTOR COMPENSATION

How were the directors compensated in fiscal 2011?

Our non-employee directors receive retainer fees and cash meeting fees which are paid quarterly in arrears at the end of each fiscal quarter and an annual equity compensation grant of restricted stock units. Compensation for our non-employee directors is reviewed annually in November. Directors who are employees do not receive additional compensation for serving on the Board. Compensation for non-employee directors in fiscal 2011 consisted of:

•	an annual retainer of $50,000 for serving on the Board;

•	an additional annual retainer of $25,000 for the lead director;

•	an additional annual retainer of $20,000 for the Audit Committee chairperson;

•	effective January 1, 2011, an increase in the additional annual retainer from $10,000 to $20,000 for the Compensation Committee chairperson;

•	an additional annual retainer of $10,000 for the Nominating and Corporate Governance Committee chairperson;

•	in-person meeting fees of $1,500 per meeting for Board meetings and $1,000 per meeting for committee meetings;

•	telephonic meeting fees of $750 per meeting for Board and committee meetings; and

•

an annual equity compensation grant of restricted stock units with a grant date fair market value of $84,000. This is a reduction from the fiscal 2010 equity compensation grant which had a grant date fair market value of $104,000.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Evelyn V. Follit	75,500	84,000	159,500
Charles P. Garcia	85,250	84,000	169,250
Jeffrey C. Girard	95,500	84,000	179,500
Yvonne R. Jackson	91,158	84,000	175,158
Gregory P. Josefowicz	100,500	84,000	184,500
James P. Olson	80,000	84,000	164,000
Terry Peets	88,250	84,000	172,250
Richard E. Rivera	76,250	84,000	160,250

(1)	Amounts in the Stock Awards column represent the applicable full grant date fair values of stock awards in accordance with FASB Accounting Standards Codification Topic 718 on Stock Compensation (“Topic 718”), excluding the effect of forfeitures. The grant date fair value of all restricted stock unit awards is equal to the closing price of the Company’s stock on the grant date as more fully described in Note 11 to our consolidated financial statements for fiscal 2011 included in our Form 10-K.
(2)	As of June 29, 2011, each of our non-employee directors held 11,814 unvested restricted stock units.

Do you reimburse your directors for expenses?

We reimburse directors for travel expenses incurred in attending Board and committee meetings. Each member of the Board is also encouraged to attend director education programs, and we reimburse their expenses in participating in these programs up to $6,000 in any calendar year.

May directors defer the payment of the fees they earn?

Yes.    Each calendar year, under our Directors’ Deferred Compensation Plan, a director may elect to defer payment of all or any part of his or her cash fees. At the election of the director, fees are (i) credited to an “Income Account,” (ii) credited to a “Stock Equivalent Account,” or (iii) divided in any manner between these accounts. The Income Account pays interest at the end of each calendar quarter equivalent to the prime interest rate then in effect at Wachovia Bank, N.A., a Wells Fargo company, and is computed on the basis of the average closing monthly credit balance in the participant’s account.

Fees elected to be deferred to the Stock Equivalent Account are converted into a bookkeeping entry equal to the maximum number of shares of our common stock which could be purchased with the equivalent dollar amount at the closing market price of the common stock on the date the fees would have been paid, and held in an account on behalf of the participant. The number of shares is appropriately adjusted in the event of any stock dividends, stock splits or any other similar changes in our common stock. Payments from these accounts, based on the equivalent value of the shares in the account, are payable in cash in either a lump-sum payment or in annual installments upon termination of service as a director.

No deferred payment elections were made by our directors for calendar year 2011.

COMMITTEE STRUCTURE

What are the committees of the Board?

The Board of Directors currently has three standing committees: Audit, Nominating and Corporate Governance, and Compensation. Charters for each of these committees, as well as our Governance Principles, are available under the “Corporate Governance” section of the Investors page of our website at www.winndixie.com. Under our Governance Principles, the Board may establish additional committees as needed to facilitate and assist in the execution of its responsibilities.

Current membership for each of the standing Committees of the Board is below:

Name	Audit	Compensation	Nominating and Corporate Governance
Gregory P. Josefowicz, Lead Director	X
Evelyn V. Follit	X
Charles P. Garcia	X		X
Jeffrey C. Girard	CHAIR
Yvonne R. Jackson		CHAIR
James P. Olson		X	X
Terry Peets		X	CHAIR
Richard E. Rivera		X

AUDIT COMMITTEE

Who are the members of the Audit Committee, and how many times did the committee meet during fiscal 2011?

The current members of the Audit Committee are Jeffrey C. Girard, Evelyn V. Follit, Charles P. Garcia and Gregory P. Josefowicz. Mr. Girard serves as the chairperson of the committee. The committee met seven times during fiscal 2011.

What are the responsibilities of the Audit Committee?

The Board of Directors has adopted a charter which sets forth the responsibilities of the committee. The Audit Committee is responsible for oversight of:

•	our accounting and financial reporting processes and the audits of the our financial statements;

•	our disclosure controls and internal controls over financial reporting;

•

our regulatory compliance and operational risk management programs and policies, as well as our publication and compliance with our various codes of business conduct and ethics, all of which are incorporated into our Enterprise Risk Management Program;

•	the qualifications and performance of our internal auditors;

•	the independence, qualifications, and performance of our external auditors; and

•	related party transactions.

In addition, the Audit Committee reviews the scope and results of audits and selects and evaluates our independent registered public accounting firm. It also reviews the scope of internal audits, systems of internal controls, and accounting policies and procedures.

What are the qualifications for serving on the Audit Committee?

The Audit Committee is composed of no less than three directors, one of whom serves as chairperson and all of whom are independent under NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Each member of the committee must be able to read and understand fundamental financial statements, including our balance sheet, statement of operations, and statement of cash flow. In addition, at least one member of the committee must be designated by the Board as an “audit committee financial expert” as defined by the SEC.

In addition, because of the demanding role and responsibility of serving on an audit committee, no member of the Audit Committee may serve on more than two other audit committees of publicly traded companies. In the event a member of the committee accepts membership on more than two other such audit committees, he or she shall immediately submit his or her resignation from the Audit Committee to the chairperson of the Nominating and Corporate Governance Committee.

The Board has determined that each of the members of the Audit Committee meets the independence requirements and the qualifications of reading and understanding fundamental financial statements as required by the Audit Committee charter.

Has the Board designated an audit committee financial expert?

Yes. The Board has determined that Charles P. Garcia, Jeffrey C. Girard and Gregory P. Josefowicz are audit committee financial experts, as that term is defined by the SEC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Who are the members of the Nominating and Corporate Governance Committee, and how many times did the committee meet during fiscal 2011?

The current members of the Nominating and Corporate Governance Committee are Terry Peets, Charles P. Garcia and James P. Olson. Mr. Peets serves as the chairperson of the committee. The committee met five times during fiscal 2011.

What are the responsibilities of the Nominating and Corporate Governance Committee?

The Board of Directors has adopted a charter which sets forth the responsibilities of the committee. The Nominating and Corporate Governance Committee is responsible for oversight of:

•	Board and committee composition and practices;

•

our corporate governance practices, including the content of our governance documents, such as the charters for all Board committees, our Articles of Incorporation, By-Laws, Governance Principles, Code of Business Conduct and Ethics and other compliance policies, and our other relevant policies and procedures;

•	director evaluation and educational programs; and

•	non-employee director compensation.

The Nominating and Corporate Governance Committee determines the processes through which potential board nominees will be identified, reviews nominee qualifications and recommends nominees to the Board of Directors. The committee also evaluates the performance of the Board of Directors, together with the Chairman and the lead director; and develops, reviews, evaluates and makes recommendations to the Board of Directors with respect to corporate governance issues.

What are the qualifications for serving on the Nominating and Corporate Governance Committee?

The Nominating and Corporate Governance Committee is composed of no less than three directors, one of whom serves as chairperson and all of whom are independent in accordance with NASDAQ listing standards. The Board has determined that each of the members of the Nominating and Corporate Governance Committee meets these qualifications.

How does the Nominating and Corporate Governance Committee identify, evaluate and select nominees to the Board?

The charter of our Nominating and Corporate Governance Committee provides that nominees to be directors are selected based on criteria established under our Governance Principles. The Nominating and Corporate Governance Committee may use a variety of sources in order to identify new candidates. New candidates may be identified through recommendations from independent directors or members of management, search firms, discussions with other persons who may know of suitable candidates to serve on the Board, and shareholder recommendations. Evaluations of prospective candidates typically include a review of the candidate’s background and qualifications by the Nominating and Corporate Governance Committee, and may include interviews with the committee as a whole, one or more members of the committee, or one or more other Board members, as well as discussions of the committee and, when appropriate, the full Board. The Nominating and Corporate Governance Committee then recommends candidates to the full Board, with the full Board selecting the candidates to be nominated for election by the shareholders or to be elected by the Board to fill a vacancy.

Our Governance Principles provide that director candidates shall be selected on the basis of their character, integrity, judgment, and business, government, legal, community and other relevant experience. Financial expertise is also a relevant criterion. While the Company does not have a formal policy on Board diversity, our Governance Principles provide that we desire a board that is diverse in nature and experience. The Nominating and Corporate Governance Committee actively considers such diversity in recruitment and nominations of directors. The current composition of our Board reflects those efforts.

We believe our Company’s interests are best served by maintaining a Board of Directors with stability, knowledge of our business operations and knowledge of the retail food industry generally. Directors must be willing to devote sufficient time to carry out their duties and responsibilities effectively.

Our Governance Principles also provide that, when a director experiences a change in his or her principal business or other activity in which the board member was engaged at the time of his or her election, the director shall provide prompt written notice of such change to the chair of the Nominating and Corporate Governance Committee. Upon receipt of this notice, the Chairman and the chair of the Nominating and Corporate Governance Committee will review the notice and determine whether the change may be expected to negatively impact the director’s ability to continue to effectively serve as a director for the Company. If the Chairman and the committee chair determine that the change may be expected to have such a negative impact, the director should submit his or her offer of resignation to the Board.

Will the Nominating and Corporate Governance Committee consider shareholder recommendations for director candidates?

Yes. The Nominating and Corporate Governance Committee will consider recommendations for director candidates from our shareholders on the same basis as recommendations from other sources.

What are the procedures for a shareholder to submit a recommendation for a director candidate?

A shareholder who wishes to submit a recommendation for a director candidate to be considered by the Nominating and Corporate Governance Committee as a potential nominee should direct a written communication to the committee, in care of our Corporate Secretary, at the address on the front cover of this proxy statement with the name and qualifications of the candidate. To receive meaningful consideration, a recommendation should include the candidate’s name, biographical data, and a description of his or her qualifications.

What are the procedures for a shareholder to nominate a director for election at an annual or special shareholders’ meeting?

Under our By-Laws, a shareholder who wishes to nominate a director for election at an annual or special shareholders’ meeting must submit a proper and timely notice as follows:

•

Timing    For consideration at the annual shareholders’ meeting, a shareholder’s written notice of nomination must be delivered and/or received at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual shareholders’ meeting; provided, however, that, in the event that the annual shareholders’ meeting is called for a date that is not within 30 days before or after such anniversary date, a timely notice by the shareholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual shareholders’ meeting was mailed or announced to the public. For consideration at a special meeting of the shareholders, a shareholder’s written notice of nomination must be delivered and/or received at the principal executive offices of the Company not later than the close of business on the tenth day following the day on which the notice of the date of the special meeting was mailed or publicly announced, whichever occurs first. An adjournment or postponement of an annual shareholder’s meeting or the announcement thereof does not commence a new time period for a shareholder to give notice as described above.

•	Procedure To be in proper written form, a shareholder’s notice to the Corporate Secretary must set forth the following information for both the nominee(s) and the shareholder giving notice:

–	the name, age, principal occupation, business address (or record address) and residence address;

–	the class or series and number of shares of capital stock of the Company which are beneficially owned, the date such shares were acquired and the investment intent of such acquisition for the nominee;

–

the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the shareholder giving notice or by any shareholder associated person, a description of derivative positions held directly or indirectly or beneficially held by the shareholder giving notice or any shareholder associated person, and whether and the extent to which a hedging transaction has been entered into by or on behalf of the shareholder giving notice or any shareholder associated person;

–	any other information that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for a contested election of directors;

–	a description of all arrangements or understandings between the shareholder giving such notice and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder;

–	a representation that the shareholder giving notice intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice; and

–	a representation as to whether the shareholder giving notice intends to deliver a proxy statement or form of proxy to the holders of a sufficient number of the Company’s outstanding shares to elect such nominee or otherwise to solicit proxies from shareholders in support of the nomination.

–	Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.

•	Address The principal executive offices of the Company to which the information described above should be sent can be found on the front cover of this proxy statement.

A shareholder who nominates a director pursuant to the notice procedure above is required to update and supplement the information disclosed in their notice, if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date of the meeting at which the nomination will be voted upon. A shareholder who nominates a director is also required to comply with all applicable rules and regulations of the Exchange Act governing director nominations.

COMPENSATION COMMITTEE

Who are the members of the Compensation Committee, and how many times did the committee meet during fiscal 2011?

The current members of the Compensation Committee are Yvonne R. Jackson, James P. Olson, Terry Peets and Richard E. Rivera. Ms. Jackson serves as the chairperson of the committee. The committee met eight times in fiscal 2011.

What are the responsibilities of the Compensation Committee?

The Board of Directors has adopted a charter which sets forth the responsibilities of the committee. The Compensation Committee is responsible for oversight of:

•	our compensation plans, policies and programs;

•	evaluation and compensation of the Chief Executive Officer and other executive officers;

•	administration of our equity-based incentive plans; and

•	talent reviews and management succession planning.

The Compensation Committee approves our Total Rewards philosophy and guiding principles, as described in the Compensation Discussion and Analysis in this proxy statement, to ensure that this strategy supports organization objectives and shareholder interests. The Compensation Committee also supports the Board of Directors in establishing the salary, annual incentive, long-term incentive, and benefit plans for the Chief Executive Officer and Chief Financial Officer.

What are the qualifications for serving on the Compensation Committee?

The Compensation Committee is composed of no less than three directors, one of whom serves as chairperson and each of whom is independent as required under NASDAQ listing standards. In addition, all members of the committee must be “non-employee directors” as defined under Rule 16b-3 of the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code (the “Code”).

Each member of the Compensation Committee must have business experience that, in the opinion of the Board of Directors, qualifies him or her to evaluate senior management compensation, equity-based compensation plans, benefit plans and management succession planning.

The Board has determined that each of the members of the Compensation Committee meets these qualifications.

Has the Company conducted a risk assessment of our compensation policies and practices for compensating team members?

Yes. During fiscal 2011, the Compensation Committee, on behalf of the Company, reviewed our policies and practices for compensating all of our team members, including our executive officers, and concluded that the risks arising from these policies and practices are not reasonably likely to have a material effect on us. Specifically, the Compensation Committee determined that our compensation programs contain design features that mitigate the likelihood of excessive risk-taking behavior. These features include:

•	a mix of fixed and variable compensation, with variable compensation tied both to short-term and long-term objectives in alignment with our business plan;

•	payout curves that provide a performance gate for minimum payouts and a cap on maximum payout formulas;

•	clawback provisions pertaining to long-term incentive awards;

•	share ownership and retention guidelines applicable to our executive officers;

•	our eligible team members, including our executive officers, participate in the same annual incentive plan that has been approved by the Compensation Committee;

•	our annual incentive plan relies on more than one performance measure; and

•	mandatory training on our Code of Business Conduct and Ethics that educates our team members on appropriate behaviors and consequences of taking inappropriate actions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are Yvonne R. Jackson, James P. Olson, Terry Peets and Richard E. Rivera. During fiscal 2011, no member of the Compensation Committee was a current or former officer or employee of the Company or had any direct or indirect material interest in or relationship with us outside of his or her position as a director, and no executive officer of the Company served as a director or as a member of the compensation or equivalent committee of another entity, one of whose executive officers served as a director of the Company or on the Company’s Compensation Committee.

OTHER GOVERNANCE MATTERS

Does the Company have a Code of Conduct?

Yes. We have a Code of Business Conduct and Ethics (the “Code of Conduct”) which applies to directors, executive officers and team members. The Code of Conduct is the foundation of our Compliance and Ethics Program and expresses our commitment to:

•	conduct business in compliance with all applicable laws and regulations;

•	meet high standards of business conduct and ethics;

•	deal fairly with guests, team members, investors, business partners and competitors; and

•	maintain a safe and healthy work environment.

Among other things, the Code of Conduct provides guidance on avoiding conflicts of interest, protecting Company assets, complying with applicable laws and regulations, and reporting concerns without fear of retaliation.

Does the Company have a Code of Conduct for Senior Executive and Financial Officers?

Yes. We have a Senior Executive and Financial Officers Code of Ethics that complements our Code of Conduct. Among other things, the Senior Executive and Financial Officers Code of Ethics promotes honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in public communications; and compliance with applicable laws, rules and regulations.

Are the executive officers required to certify compliance with the codes?

Yes. All of our executive officers are required to certify compliance with the Code of Conduct at least annually. In addition, our Chief Executive Officer and senior financial officers are required to certify compliance with the Senior Executive and Financial Officers Code of Ethics at least annually. The Nominating and Corporate Governance Committee and the Board of Directors must unanimously approve in advance any waiver of any provision of either of these codes for any member of the senior management team. The circumstances surrounding, and basis for, any waiver will be publicly disclosed on our website.

Where can I find copies of the codes?

The Code of Conduct and the Senior Executive and Financial Officers Code of Ethics are available through the “Corporate Governance” section of the “Investors” page of our website at www.winn-dixie.com. We will provide any of our shareholders a copy of the codes without charge upon written request to Shareholder Relations at the following address:

Winn-Dixie Stores, Inc.

5050 Edgewood Court, Jacksonville, Florida 32254-3699

Attention: Shareholder Relations

Email: shareholderrelations@winn-dixie.com

AUDIT COMMITTEE REPORT

What is the primary purpose of the Audit Committee?

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight of our accounting and financial reporting processes and the audits of our consolidated financial statements; our disclosure controls and internal control over financial reporting; our regulatory compliance, and operational risk management programs and policies, as well as our codes of business conduct and ethics, all of which are incorporated into our ERM program; the independence, qualifications, and performance of our independent registered public accounting firm; the qualifications and performance of our internal auditors; and related party transactions as required by the rules of NASDAQ. The Audit Committee performs these duties pursuant to a written charter approved by the Board of Directors.

How does the Audit Committee perform its duties?

The Audit Committee generally meets in conjunction with the Board of Directors’ in-person meetings and telephonically four additional times each year prior to the filing of our quarterly and annual SEC reports. Other persons, including management, other directors or outside advisers, may attend meetings of the Audit Committee at the committee’s sole discretion. In fiscal 2011, the Audit Committee held seven meetings.

Meeting agendas are prepared and provided in advance to the Audit Committee, together with the appropriate briefing materials. The Audit Committee maintains minutes or other records of meetings and activities.

At each quarterly Audit Committee meeting, in conjunction with the filing of our quarterly and annual SEC reports, the committee meets in separate sessions, without other representatives of Company management, with the independent registered public accounting firm, the Senior Director of Internal Audit, the Senior Vice President and Chief Financial Officer and others as requested by the committee.

The Audit Committee reports and makes recommendations as appropriate to the Board of Directors with respect to its meetings and activities, including with respect to the quality or integrity of our financial statements, the structure and effectiveness of our ERM program and certain aspects thereof, the performance and independence of our independent registered public accounting firm and the performance of our internal auditors.

What are the responsibilities of management?

Management is responsible for the preparation and presentation of our consolidated financial statements, our accounting and financial reporting principles, and the internal controls and procedures that are reasonably designed to assure our compliance with accounting standards and applicable laws and regulations.

What are the responsibilities of the independent registered public accounting firm?

The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and our internal control over financial reporting, in accordance with the standards of the Public Company Accounting Oversight Board (United States), and for expressing an opinion as to the conformity of the financial statements with U.S. generally accepted accounting principles and the effectiveness of internal controls over financial reporting.

What matters have members of the Audit Committee discussed with management and the independent registered public accounting firm?

In the performance of its oversight duties, the Audit Committee has reviewed and discussed with management and our independent registered accounting firm, KPMG, the audited consolidated financial statements for the fiscal year ended June 29, 2011 and the effectiveness of our internal controls over financial reporting as of June 29, 2011. The Audit Committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has also received the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board, regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with KPMG the firm’s independence. The Audit Committee has reviewed and approved all services provided to the Company by KPMG.

What are the results of the Audit Committee’s discussions with management and the independent registered public accounting firm?

Based upon the review and discussions described in this report, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for fiscal 2011.

Who prepared this report?

This report has been prepared and furnished by the members of the Audit Committee at the end of fiscal 2011.

Jeffrey C. Girard, Chair

Evelyn V. Follit

Charles P. Garcia

Gregory P. Josefowicz

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

What were the services provided by and fees paid to the independent registered public accounting firm in the last two fiscal years?

The fees for our independent registered public accounting firm, KPMG, for the indicated services performed for the fiscal years ended June 29, 2011 and June 30, 2010 were as follows (amounts in thousands):

	2011	2010
Audit fees(1)	$1,921	$1,856
Audit-related fees(2)	54	50
Tax fees(3)	205	251

TOTAL	$2,180	$2,157

(1)	Fees for audit services include fees associated with the annual audit of financial statements, annual audit of internal control over financial reporting and review of quarterly financial statements.
(2)	Fees for audit-related services include fees associated with the annual audit of employee benefit plans and access to an online research tool.
(3)	Fees for tax services include fees associated with tax compliance, tax advice and tax planning.

In accordance with SEC rules and our Audit Committee Charter, the Audit Committee approved all fees billed by our independent registered public accounting firm in fiscal 2011.

The Audit Committee has reviewed and discussed the fees of KPMG during the last fiscal year for audit and non-audit related services and has determined that the provision of non-audit services is compatible with the firm’s independence.

What are the pre-approval policies of the Audit Committee for audit and non-audit services?

Under our Audit Committee Charter, the Audit Committee reviews and approves our independent registered public accounting firm’s proposed audit scope and plans, including coordination of the activities of the internal auditors and the independent registered public accounting firm. The Audit Committee also approves the annual budget for all audit and permissible non-audit services to be provided. The Audit Committee pre-approves all engagements of our independent registered public accounting firm. The committee’s general policy is to restrict the engagement of the independent registered public accounting firm to the provision of audit and audit-related services, as well as permissible tax-related services.

PROPOSAL 1

ELECTION OF DIRECTORS

Which directors are standing for election this year?

The Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, has nominated all nine of the current directors for election at the 2011 annual meeting of shareholders, to hold office until the 2012 annual meeting of shareholders or until their successors are duly elected and qualified. The nominees are: Evelyn V. Follit, Charles P. Garcia, Jeffrey C. Girard, Yvonne R. Jackson, Gregory P. Josefowicz, Peter L. Lynch, James P. Olson, Terry Peets and Richard E. Rivera, each of whom has consented to nomination and to serve if elected.

What if a nominee is unable or unwilling to serve?

Should any one or more of these nominees become unable or unwilling to serve (which is not anticipated), the Board of Directors may designate substitute nominees, in which event the persons named in the proxy will vote proxies that otherwise would be voted for the named nominees for the election of the substitute nominee or nominees.

What is the recommendation of the Board?

The Board of Directors recommends a vote FOR the nine nominees.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

With respect to the Board’s slate of director nominees, the Board has considered whether the slate, taken as a whole, has representatives with the following qualifications and experience, as indicated in their biographies:

•	Industry experience, including expertise relating to grocery, supermarket, and retail chains, is important in understanding and reviewing our business and strategy.

•

Executive-level experience is important because directors with senior level executive experience generally possess strong leadership qualities and the ability to identify and develop those qualities in others.

•	Talent management experience is valuable in helping us attract, motivate, and retain top candidates for positions at the Company.

•	Corporate governance experience supports our goals of strong Board and management accountability, transparency, and protection of shareholder interests.

The following pages contain biographical and other information about the nominees as of June 29, 2011. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes, and/or skills that led the Nominating and Corporate Governance Committee and the Board to determine that each nominee should serve as a Director. In addition, a majority of our Directors serve or have served on boards and board committees (including, in many cases, as committee chairs) of other companies, which we believe provides them with additional board leadership and governance experience, exposure to best practices, and substantial knowledge and skills that further enhance the functioning of our Board.

Evelyn V. Follit	Committee Memberships:	Member, Audit Committee
Director Since: 2006
Age: 64

Ms. Follit is President of Follit Associates, a corporate technology and executive assessment consulting firm that she founded in 2007. She is a former executive of RadioShack Corporation, a consumer electronics retail company, which she joined in 1997 as Vice President of Human Capital and, within one year, became its Chief Information Officer, adding the title of Chief Organizational Enabling Services Officer in 2003. In that combined role, she was responsible for information technology strategy for the nearly 7,000 retail stores and for designing RadioShack’s executive compensation, as well as succession planning, executive development and health and benefits cost containment until her retirement in 2005. During her tenure at RadioShack, she was repeatedly recognized by various publications and trade groups for her leadership.

From April 2005 through February 2006, she was a member of the board of directors of Linens-n-Things and was also a member of its audit and compensation committees. Since 2007, Ms. Follit has served as a director of Beall’s Inc., a privately held retail department store, and is a member of its audit and compensation committees. She served as a director and member of the audit committee of Catalina Marketing, Inc. (formerly NYSE: POS), a marketing solutions company from 2000 through 2007, and as a director of Nautilus, Inc. (NYSE: NLS), a fitness equipment retailer, from 2007 through early 2008.

Ms. Follit brings over 20 years’ experience as an executive officer and director with a particular focus on information technology and finance. Ms. Follit’s executive level experience in information technology, human resources, and operations management at RadioShack is valuable to the Company. In addition, her service as a director for Beall’s, a regional department store chain in the South, gives her specific knowledge of our local customer markets.

Charles P. Garcia	Committee Memberships:	Member, Audit Committee Member, Nominating & Corporate Governance Committee
Director Since: 2006
Age: 50

Mr. Garcia is Founder, Managing Partner and Chief Executive Officer of Garcia Trujillo Holdings LLC, a merchant banking and consulting firm focused on the global Hispanic market. Garcia Trujillo was founded as Garcia & Company Merchant Banking LLC, in November 2009. From February 2009 through November 2009, he was Managing Director, Merchant Banking Division, of Cabrera Capital Markets LLC, a full service broker-dealer. From 2006 until February 2009, he served as Senior Managing Director, Hispanic Capital Markets Group, an investment banking division within vFinance Investments, Inc., focused on the global Hispanic market. From 1997 to 2006, Mr. Garcia served as Chief Executive Officer of the Sterling Financial Group of Companies, a privately held financial services and investment banking firm focused on Hispanic customers.

Mr. Garcia served as Chairman of the Board of Visitors of the U.S. Air Force Academy, a Presidential appointment, from 2005 through December 31, 2010. He is a member and former Chairman of the Aetna Latino Advisory Council, an advisory board reporting to the chief executive officer of Aetna, Inc. (NYSE: AET), focused on growing the Hispanic market share of this diversified healthcare company. He is the national spokesman and Hispanic market consultant for Amway Global, a leader in the $80 billion global direct selling industry. Mr. Garcia is a director of the National Society of Hispanic MBAs, a leading Hispanic business organization. He is a member of the advisory board for the Florida State University Center for Hispanic Marketing Communication, a national hub for innovative research for marketing to Hispanic consumers. Mr. Garcia is a graduate of Columbia Law School and a member of The Florida Bar.

Mr. Garcia brings to the Board significant understanding of the Hispanic consumer market which gives him insights into an important customer base for the Company. In addition, he brings executive level experience to the Board in the financial services sector, which includes strategic planning, corporate recapitalizations, company valuations and corporate capital structure. Mr. Garcia’s experience qualifies him to be designated as an audit committee financial expert under SEC rules.

Jeffrey C. Girard	Committee Memberships:	Chair, Audit Committee
Director Since: 2006
Age: 63

Mr. Girard has served as an investment partner since 2008, and member of the Executive Committee since 2009, of Emergent Growth II, LLC, a private investment partnership. From 2002 to 2004, he served as Vice Chairman, Finance and Administration, at Shopko Stores, Inc., a multi-department general merchandise retailer, where from April to October 2002 he acted as interim chief executive officer. Mr. Girard also served as a member of the Shopko Board of Directors from 1991 to 2004, and was the chair of its audit committee from 1998 to 2002. From 1998 to 2002, Mr. Girard was a consultant to public and private companies focusing on strategic and financial planning and general financial management. Mr. Girard also has experience as the former Executive Vice President and Chief Financial Officer for each of SUPERVALU, Inc. (NYSE: SVU), a Minneapolis-based food wholesaler and retailer from 1990 to 1997, and Supermarkets General Corp., a supermarket retailer from 1987 to 1990.

Mr. Girard is a director of Ace Hardware Corporation, a retailer-owned hardware cooperative, where he is the chair of the audit committee, and a director and chair of the compensation committee of the start-up pharmaceutical company NanoMedex Pharmaceutical, Inc.

Mr. Girard brings to the Board extensive executive management experience as a chief financial officer in the food retailing industry, including experience in risk management, information technology, strategic planning, and investor relations, as well as significant management experience in retail operations. Mr. Girard’s experience qualifies him to chair the Company’s Audit Committee and he has been designated as an audit committee financial expert under SEC rules.

Yvonne R. Jackson	Committee Memberships:	Chair, Compensation Committee
Director Since: 2006
Age: 61

Ms. Jackson is President and Principal of BeecherJackson, a human resources management consulting firm that she co-founded in 2006. From 2002 to 2005, she served as Senior Vice President, Corporate Human Resources of Pfizer, Inc. (NYSE: PFE), a global pharmaceutical company with over 100,000 employees, where she was responsible for overall strategy development and the execution of Pfizer’s company-wide human resources policies and initiatives. From 1999 to 2002, she served as Senior Vice President, Human Resources and Chief People Officer at Compaq Computer Co., a computer manufacturing and marketing company, prior to its acquisition by Hewlett-Packard. From 1993 to 1999, she served as Senior Vice President, Human Resources and Chief People Officer at Burger King Corporation (NYSE: BKC), a nationwide fast-food retailer.

Ms. Jackson is currently a director of Spartan Stores (NASDAQ: SPTN) where she serves on the compensation committee and the nominating and corporate governance committee. Ms. Jackson is a former director, compensation committee member, and nominating and corporate governance committee member of Best Buy Co., Inc. (NYSE: BBY). Ms. Jackson is the immediate past Chairwoman of the Board of Trustees of Spelman College and a former member of PricewaterhouseCoopers Advisory Council. She also serves as a member on the board of directors for the Association of Governing Boards of University and Colleges.

Ms. Jackson has over 30 years’ experience in human resources, including experience as the most senior human resources executive at three highly respected companies and most recently as a human resources management consultant. Her experience enables her to assist the Board in its deliberations regarding succession planning, compensation and benefits, change management, talent management, organizational management, and diversity strategies. Ms. Jackson’s background qualifies her to chair the Company’s Compensation Committee.

Gregory P. Josefowicz	Lead Director
	Committee Memberships:	Member, Audit Committee
Director Since: 2006
Age: 58

Mr. Josefowicz joined Borders Group, Inc., a leading global retailer of books, music, and movies with over 14,000 employees, in 1999 as Director, Chief Executive Officer and President. In 2002, he was appointed Chairman of the Board and served as Chairman, Chief Executive Officer and President until his retirement in 2006. From 2006 to 2008, he served as a non-exclusive senior level consultant for Borders. Prior to joining Borders, he was chief executive officer of the Jewel/Osco division of American Stores Company, which operated food and drug stores in the Midwest, until American Stores merged into Albertson’s Inc., a national retail food-drug chain. After that merger, Mr. Josefowicz became president of Albertson’s Midwest region.

Mr. Josefowicz has served as a director of PETsMART, Inc. (NASDAQ:PETM), a leading pet supply/services retailer, since 2004 and is currently its lead director and chair of the nominating and corporate governance committee. He has served as a director of United States Cellular Corp. (NYSE:USM), a telecommunications company, since April 2009, and serves on the audit committee for that company. He was also a director of Telecommunications and Data Services (NYSE:TDS) from 2007 to 2009. From 1999 through 2007, he was a director and served as chair of the audit committee of Ryerson (NYSE:RYI) before its acquisition by Rhombus. From 2001 through 2005, he served as a director of Spartan Stores (NASDAQ:SPTN), a large grocery distributor, where he was a member of the compensation committee.

Mr. Josefowicz brings to the Board more than 30 years of leadership in the retailing industry, including significant experience in food retailing. As a former president and chief executive officer for large retail chains, and the current lead director for two public companies, his knowledge base includes corporate governance, marketing, merchandising, brand development, retail operations and human resources. Mr. Josefowicz’s experience qualifies him to be designated as an audit committee financial expert under SEC rules.

Peter L. Lynch	Chairman and Chief Executive Officer
Director Since: 2004
Age: 59

Mr. Lynch is President and Chief Executive Officer of Winn-Dixie. He was appointed to this position in 2004. During 2003 and 2004, he was a private investor. From 1999 to 2003, he held various positions of increasing responsibility, including President and Chief Operating Officer and Executive Vice President-Operations, with Albertson’s, Inc., a national retail food and drug chain comprised of 2,500 stores operating under the Albertson’s, Jewel/Osco, ACME, Sav-on and Osco names. While at Albertson’s, Mr. Lynch spearheaded the successful merger of American Stores Company, which operated food and drug stores in the Midwest, into Albertson’s. Mr. Lynch also held executive positions with Jewel/Osco, including President of the ACME division and Senior Vice President of Store Operations. Mr. Lynch began his career with Star Markets Company, a regional retailer, serving as Vice President of Operations and Vice President of Human Resources before being named its President.

Mr. Lynch is a member of the board of directors of the Food Marketing Institute, an industry trade association, and Topco Associates LLC, a provider of aggregation and knowledge management services to food retailers and wholesalers. He is a member of the Board of Trustees of Nichols College.

Mr. Lynch has significant leadership experience in the food retailing industry. Since his appointment as President and Chief Executive Officer in 2004, Mr. Lynch has guided the Company through a significant operational and financial turnaround. He brings to the Board extensive knowledge of all aspects of the food retailing business, including strategic planning, financial management, mergers and acquisitions, and retail and non-retail operations.

James P. Olson	Committee Memberships:	Member, Compensation Committee Member, Nominating and Corporate Governance Committee
Director Since: 2007
Age: 61

Mr. Olson is the retired Senior Vice President, Operations of PepsiCo International, a global food and beverage supplier. From 2002 to 2006, he held this position for PepsiCo’s Europe, Middle East, and Africa division and was responsible for all manufacturing, distribution, purchasing, and engineering. From 1999 to 2002, he served as Vice President, Operations of Ernest & Julio Gallo Winery, one of the largest global wine production companies, where he was responsible for all vineyards, procurement, production, bottling, and distribution operations.

In April 2011, Mr. Olson was elected as director of Maple Leaf Foods (TSX:MFI), a consumer packaged foods company headquartered in Toronto, Canada and serves on the audit and environmental health and safety committees for that company. Mr. Olson is also a former director of Snack Food Ventures Europe, a PepsiCo/General Mills joint venture in Western Europe, the European Snack Food Association, and the United Way of Central Carolinas.

Mr. Olson brings to the Board 35 years of experience in the food and beverage industry, including 17 years in senior executive roles for major global food and beverage suppliers. His accomplishments include evaluating and integrating acquisitions, supply chain optimization, business reorganization, manufacturing, consumer insights, labor relations, and supplier/retailer relations, all of which are relevant to his service to the Company and of value to the Board.

Terry Peets	Committee Memberships:	Chair, Nominating and Corporate Governance Committee Member, Compensation Committee
Director Since: 2006
Age: 66

A private investor, Mr. Peets served as a consultant to CCMP Capital (formerly JP Morgan Partners LLC), a private equity company, from 2000 to 2007. From 2000 to 2002, Mr. Peets also served as chairman of the board of directors of Bruno’s Supermarkets, Inc., a food retailing company. Prior to his tenure at Bruno’s, he was a director, President and Chief Executive Officer of PIA Merchandising Co., Inc. (NASDAQ:PIAM), a nationwide provider of retail merchandising services. He has also held senior executive positions at both The Vons Companies, Inc. and Ralph’s Grocery Co., including Executive Vice President, Senior Vice President Merchandising, Senior Vice President Marketing, Group Vice President Merchandising, and Group Vice President Store Operations.

Mr. Peets is chairman of the board of directors of World Kitchen, LLC, a kitchen products manufacturing and marketing company. He is also a director of each of Andronico’s Supermarkets, Inc., a privately held upscale retailer of fresh, specialty, and gourmet food products; Inmar, Inc., a private company focused on technology-driven logistics solutions; Ruiz Foods, Inc., a privately held manufacturer of Mexican food; and City of Hope National Cancer Center, a biomedical research, treatment, and educational institution, and its related Arnold Beckman Research Institute.

Mr. Peets brings to the Board more than 25 years of experience as a food retailing industry leader, both as a retail executive and as a board member. His background encompasses many areas which are relevant to his service to the Company and valuable to the Board, including distribution/logistics, information technology, manufacturing, retail and non-retail supply chain management, sales, marketing, and operations management. Through his participation on other boards, he has developed specific expertise on governance and compensation issues faced by corporations. Mr. Peet’s experience qualifies him to chair the Company’s Nominating and Corporate Governance Committee.

Richard E. Rivera	Committee Memberships:	Member, Compensation Committee
Director Since: 2006
Age: 64

Mr. Rivera currently serves as President and CEO of Rubicon Enterprises, LLC, a restaurant consulting, development, and management company and has served in that capacity since 2004. From April 2009 until April 1, 2011, Mr. Rivera also served as Chairman, President and Chief Executive Officer of Real Mex Restaurants, Inc., a casual dining Mexican restaurant chain. From 1997 to 2004, he served in various capacities at Darden Restaurants, Inc. (NYSE:DRI), a nationwide dining restaurant company, including President and Chief Operating Officer from 2002 to 2004 and President of its Red Lobster chain of restaurants from 1997 to 2002.

Mr. Rivera is a director (1993 to present) and former chairman (2007 to 2008) of the National Restaurant Association, a restaurant trade association.

Mr. Rivera brings to the Board more than 30 years of experience as an executive officer in the retail restaurant/food industry, including service as a chief executive officer with national restaurant chains. His leadership expertise includes executive management, corporate governance, strategic planning, budgeting, marketing and consumer behaviors.

PROPOSAL 2

APPROVAL OF THE WINN-DIXIE STORES, INC.

FISCAL 2012 EQUITY INCENTIVE PLAN

On September 15, 2011, the Board of Directors adopted and recommended that shareholders approve the Winn-Dixie Stores, Inc. Fiscal 2012 Equity Incentive Plan (the “2012 Plan”). The 2012 Plan permits the grant of options, stock appreciation rights, restricted stock, RSUs, performance awards, and other stock-based awards (collectively “awards”). Awards may be denominated or paid in shares, cash or other property. Cash performance awards may be annual or long-term incentive awards.

Shareholder approval of the 2012 Plan is required by NASDAQ rules and is intended to permit the options, stock appreciation rights, and certain performance awards to qualify for deductibility under Section 162(m) of the Internal Revenue Code (the “Code”). If we receive shareholder approval, the 2012 Plan will become effective on the date of the annual meeting. If we do not receive shareholder approval, the 2012 Plan will not go into effect.

Do you already have an equity incentive plan? If so, what will happen to that plan?

Yes. Shareholders approved the Winn-Dixie Stores, Inc. 2010 Equity Incentive Plan (the “2010 Plan”) which first became effective November 4, 2009. All awards granted since November 4, 2009 have been made under the 2010 Plan. The shares that remain available for issuance under the 2010 Plan will be rolled into the 2012 Plan and will be available for issuance under the 2012 Plan. In addition, outstanding grants remain from a previous plan, the 2007 Plan, but no awards have been granted from the 2007 Plan since the effective date of the 2010 Plan.

If shareholders approve the 2012 Plan at the annual meeting, then no further grants of awards will be made under the 2010 Plan after the annual meeting and the remaining shares available under the 2010 Plan will be rolled into the 2012 Plan. However, if shareholders do not approve the 2012 Plan at the annual meeting, then we will continue to grant awards under the 2010 Plan after the annual meeting and the remaining shares available under the 2010 Plan will not be rolled into the 2012 Plan.

Can you provide a description of the 2012 Plan?

Yes. The following discussion summarizes the material terms of the 2012 Plan and is qualified in its entirety by reference to the full text of the 2012 Plan that is included as Appendix A to this proxy statement.

Purpose

The purpose of the 2012 Plan is to promote the interests of the Company and its subsidiaries and affiliates and shareholders by providing team members, non-employee directors, consultants, and independent contractors with appropriate incentives and rewards to:

•	encourage employment or service to the Company;

•	acquire proprietary interest in the long-term success of the Company; and

•	reward performance in fulfilling responsibilities for long-range and annual achievements.

Administration

The 2012 Plan is administered by our Compensation Committee. The Committee may delegate to one or more of its members or to one or more executive officers the authority to grant awards other than awards to executive officers and non-employee directors.

Eligibility

Our team members, non-employee directors, consultants, and independent contractors may be granted awards under the 2012 Plan. However, incentive stock options (as defined below) may only be granted to team members. As of June 29, 2011 there were approximately 47,000 team members, non-employee directors, consultants, and independent contractors of the Company and its subsidiaries and affiliates who would be eligible to receive awards under the 2012 Plan. Under the existing 2010 Plan, a total of 225 persons held outstanding awards as of June 29, 2011 and we do not anticipate that granting practices will be expanded under the 2012 Plan.

Shares

The shares issuable pursuant to awards granted under the 2012 Plan will be shares of our common stock. The maximum number of shares that may be issued pursuant to awards granted under the 2012 Plan (the “total authorized shares”) is comprised of 4,300,000 newly authorized shares in addition to available shares from the 2010 Plan. As of June 29, 2011, there were 1,728,000 shares that were available for issuance under the 2010 Plan that will be rolled into the 2012 Plan. The total authorized shares are subject to adjustment as described below.

For newly authorized shares, each share issued pursuant to a stock option will reduce the total authorized shares by one share. Each share issued pursuant to restricted stock, an RSU, a performance award or another stock-based award and each share delivered upon the exercise of a stock appreciation right (that is the net number delivered to the grantee) will reduce the total authorized shares by 1.96 shares. For shares in the 2012 Plan that result from the rollover of available shares from the 2010 Plan, each share issued pursuant to a stock option will reduce the total authorized shares by one share. Each share issued pursuant to restricted stock, an RSU, a performance award or another stock-based award and each share delivered upon the exercise of a stock appreciation right (that is the net number delivered to the grantee) will reduce the total authorized shares by 1.52 shares.

If any outstanding shares subject to an award are forfeited, cancelled, exchanged, or surrendered, or if an award terminates or expires or is settled in cash or otherwise without a distribution of shares to the grantee, the applicable number of shares will again be available for awards. In addition, for awards other than options, if we withhold shares underlying such award to pay for mandatory tax withholding obligations upon the exercise, vesting, or settlement of the award, the number of shares withheld will again become available for awards under the 2012 Plan.

Based on the awards outstanding at June 29, 2011 under the 2007 Plan and the 2010 Plan, and assuming that the 2012 Plan is approved by shareholders, an estimated 12,328,000 shares would be subject to outstanding equity awards and available for new awards under all Company equity plans. Of these shares, 3,200,000 shares are subject to outstanding awards under the 2007 Plan, 3,100,000 shares are subject to outstanding awards under the 2010 Plan, 4,300,000 newly authorized shares would be available for new awards under the 2012 Plan and 1,728,000 shares that result from the rollover from the 2010 Plan would be available for new awards under the 2012 Plan.

At June 29, 2011, the closing price per share of our Common Stock on NASDAQ was $8.50.

Granting Practice

In order to address potential shareholder concerns regarding the number of options, stock appreciation rights or other stock awards we intend to grant in a given year, the Board of Directors commits that with respect to the number of shares subject to awards granted over the next three years (commencing on June 29, 2011), we will maintain an average annual burn rate over that period that does not exceed 3.76% (the mean burn rate for peer companies plus one standard deviation) of the basic weighted common shares outstanding. For purposes of calculating the number of shares granted in a particular year, all awards will first be converted into option-share equivalents. In this case, each share that is subject to awards other than options will count as equivalent to 2.0 options shares.

Types of Awards

The Committee is authorized to grant the following types of awards. Unless otherwise determined by the Committee, each award is evidenced by an award agreement containing the terms and conditions applicable to the award granted.

•

Options.    The Committee may grant either incentive stock options (“ISOs”), which are intended to qualify for special tax treatment under Code Section 422, or non-qualified stock options (“NQSOs”). Each option entitles the holder to purchase a number of shares of our common stock at a set exercise price, as specified in the award agreement. The exercise price for an option is determined by the Committee, but in no event will the exercise price be less than the fair market value of our common stock on the date of grant. Options are exercisable over an exercise period determined by the Committee, which will not exceed seven years from the date of grant.

•

Stock Appreciation Rights.    The Committee may issue stock appreciation rights (“SARs”) either independently or in tandem with an option. A SAR entitles the holder to the right to be paid an amount measured by the appreciation in fair market value of our common stock from the date of grant to the date of the exercise of the right. Payment of a SAR may be made in cash, our common stock, or property, as determined at the discretion of the Committee. SARs are exercisable over an exercise period determined by the Committee, which will not exceed seven years from the date of grant. The grant price of a SAR (used in calculating appreciation at exercise) will be no less than the fair market value of a share of our common stock on the date of grant.

•

Restricted Stock.    Restricted stock is an award of shares that may be subject to certain restrictions, such as on transferability, and a risk of forfeiture in the event of certain types of termination of the grantee’s employment. Generally, the holder of restricted stock is entitled to the same rights as a shareholder, including the right to vote the restricted stock and the right to receive dividends.

•

RSU.    An RSU entitles the holder to the right to receive shares or cash at the end of a deferral period, and may be conditioned upon satisfying specified vesting requirements and/or performance criteria. The Committee may impose restrictions or conditions as to the vesting of an RSU, which may include the achievement of performance goals as set by the Committee or a risk of forfeiture in the event of certain types of termination of the grantee’s employment. Upon the vesting of an RSU, the grantee will become entitled to receive a number of shares of common stock equal to the number of vested RSUs. Shares generally will be delivered within 30 days of the date of vesting, unless the RSUs terms provide for a deferred delivery date or delivery is otherwise delayed under Section 409A of the Code.

•

Performance Awards.    A performance award (“PA”) is a right or other interest granted to an individual that may be denominated in cash or shares and payable in shares, cash or in a combination of both. PAs are granted with value and payment contingent upon the achievement of performance goals relating to periods of performance specified by the Committee. Terms and conditions of a PA are determined by the Committee.

•

Other Stock-Based Awards.    The Committee may grant awards in the form of other stock-based awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, our common stock. The terms and conditions of any other stock-based awards are determined by the Committee.

Performance Goals

Performance goals are pre-established by the Committee, in its sole discretion, based on one or more of the following criteria: sales growth, sales per square foot, earnings (including earnings before taxes, earnings before interest and taxes, or earnings before interest, taxes, depreciation and amortization), operating income, pre- or after-tax income, cash flow (before or after dividends), earnings per share, return on equity, return on capital (including return on total capital or return on invested capital), cash flow return on investment, return on assets, market share or penetration, business expansion, share price performance, total shareholder return, improvement in or attainment of expense levels or expense ratios, team member and/or customer satisfaction, customer retention, and any combination of, or a specified increase in, any of the foregoing. Performance goals may be based upon the attainment of specified levels of performance by the Company, or a business unit, division, subsidiary, or business segment of the Company. In addition, performance goals may be based upon the attainment of specified levels of performance under one or more of the measures described above relative to the performance of other entities.

Measurement of performance relative to performance goals generally will exclude the impact of losses or charges in connection with restructurings or discontinued operations. In addition, the Committee, in its sole discretion, will have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company or any subsidiary or the financial statements of the Company or any subsidiary in response to changes in applicable laws or regulations, including changes in generally accepted accounting principles or practices, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, subject to applicable limitations under Section 162(m) of the Code to ensure the performance awards are fully tax deductible by the Company.

Minimum Vesting Requirements for Certain Awards

Restricted stock, RSUs, performance awards, and other stock-based awards are subject to minimum vesting requirements. These awards will be subject to service-based vesting that is no faster than one-third of the award per year, except that awards may vest upon meeting performance goals over a performance period of at least one year. The Committee has the authority to accelerate the vesting of these awards only in the case of a grantee’s death, disability, or retirement or change-in-control of the Company. In addition, the Committee retains the flexibility to grant such awards for up to 10% of the total authorized shares under the 2012 Plan with vesting terms less stringent than otherwise required under the minimum vesting requirements.

Per Person Limitations

The 2012 Plan limits the number of share-denominated awards that may be granted to any one participant in any fiscal year to three million. The 2012 Plan limits the amount that a grantee may earn with respect to performance awards denominated or payable in cash for performance in any one fiscal year to $5 million. This cash limit is cumulative in cases in which a performance period spans more than one fiscal year, but the limit applies to the maximum amount that may be potentially earned through performance for all performance awards outstanding in a given fiscal year. For this purpose, an amount is earned in the fiscal year in which the performance measurement period ends, even if the award remains subject to further service-based vesting or deferral of settlement.

Adjustment to Shares

In the event that any dividend or other distribution, recapitalization, common stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects our common stock such that an adjustment is appropriate to prevent dilution or enlargement of the rights of award grantees, the Committee will make equitable changes or adjustments to outstanding awards to prevent such dilution or enlargement of rights, and adjustments to the number of shares reserved under the 2012 Plan and the per-person limits relating to shares. The changes may include the number and kind of shares of common stock or other property, the exercise price, grant price, or purchase price and terms relating to performance goals (such as share price targets).

Change-in-Control Provisions

Generally in the event of a change-in-control:

•	all awards become fully vested and exercisable;

•	any restrictions, payment conditions and forfeiture conditions will lapse; and

•	any performance conditions will be deemed to be achieved at the target level (or at the full performance level if the performance goal does not designate a target and above-target performance level).

The Committee can vary these vesting terms in the award agreement issued at the time of grant of an award.

If a change-in-control occurs in which holders of our common stock are paid solely in cash, the award generally will provide for payment of cash in lieu of shares.

Non-transferability

Awards granted generally are not transferable except by will or the laws of descent and distribution and are only exercisable during the lifetime of the recipient of the award or the recipient’s guardian or legal representative. The Committee can permit transfers of certain awards for estate planning purposes, but transfers to third parties for value are not permitted.

Compensation Recovery

The awards granted under the 2012 Plan to senior executives are subject to our Compensation Recovery Policy, which is described in the “Compensation, Discussion and Analysis” section of this proxy statement.

Amendment and Termination

Our Board may alter, amend, suspend or terminate the 2012 Plan in whole or in part. Shareholder approval would be required for an amendment materially increasing the shares reserved for the 2012 Plan, materially expanding eligibility, or materially increasing benefits to participants. Shareholder approval also is required for any 2012 Plan amendment or other action that would constitute a repricing of outstanding options or SARs. However, not all amendments that would have the effect of increasing the cost of the 2012 Plan or increasing the value of outstanding awards would require shareholder approval. No amendment or termination of the 2012 Plan may materially adversely affect the rights of the holder of any award previously granted without the holder’s consent. Unless earlier terminated by the Board, the 2012 Plan will expire on the tenth anniversary of its effective date.

Estimate of Benefits to Executive Officers and Directors

Because the awards that will be made to the executive officers and directors pursuant to the 2012 Plan are within the discretion of the Committee, it is not possible to determine the benefits that will be received by executive officers and directors if the 2012 Plan is approved by the shareholders.

Federal Income Tax Consequences

The following is a brief, general summary of certain federal income tax consequences applicable to awards based on current federal income tax laws, regulations (including proposed regulations), and judicial and administrative interpretations. Federal income tax laws and regulations are amended frequently, and such amendments may or may not be retroactive. Individual circumstances may vary these results. Further, team members and other award recipients may be subject to taxes other than federal income taxes, such as federal employment taxes, state and local income taxes and estate or inheritance taxes. This summary is intended for the information of shareholders in connection with the proposal to approve the 2012 Plan and not as tax advice to plan participants.

NQSOs.    An individual is not subject to any federal income tax upon the grant of an NQSO. Upon exercise of an NQSO, however, he or she generally will recognize ordinary income in an amount equal to the excess of the fair market value of the shares transferred to him or her over the exercise price for the shares, with such fair market value generally determined on the date the shares are transferred pursuant to the exercise. If shares acquired upon exercise of an NQSO are later sold by the individual, then the difference between the sales price and the fair market value of the shares on the date that ordinary income previously was recognized on the shares generally will be taxable as long-term or short-term capital gain or loss (depending upon whether the shares have been held for more than one year). We normally will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the individual in the year the income is recognized.

ISOs.    A team member is not subject to any federal income tax upon the grant of an ISO. In addition, normally he or she will not recognize income for federal income tax purposes as the result of the exercise of an ISO and the related transfer of shares of our common stock to him or her. However, the excess of the fair market value of the shares transferred upon exercise of the ISO over the exercise price will constitute an adjustment to income for purposes of calculating alternative minimum tax for the year in which the ISO is exercised, and a team member’s federal income tax liability may be increased as a result under the alternative minimum tax rules of the Code.

If a team member holds the shares acquired upon exercise of an ISO for at least two years following grant of the option and at least one year following exercise, he or she generally will recognize long-term capital gain or loss upon the disposition of the shares equal to the difference between the amount realized on the disposition and the exercise price for the shares. If a team member disposes of shares acquired upon exercise of an ISO before satisfying the one- and two-year holding periods described above, he or she may recognize both ordinary income and capital gain in the year of disposition. The amount of the ordinary income generally will be the lesser of (i) the amount realized on disposition less the exercise price for the shares, and (ii) the amount by which the fair market value of the shares transferred to the team member upon exercise exceeded the exercise price for the shares. The balance, if any, of the gain recognized on the disposition will be taxable as long-term or short-term capital gain (depending upon whether the shares have been held for more than one year).

We generally are not entitled to any federal income tax deduction on the grant or the exercise of an ISO or upon a team member’s disposition of the shares acquired after satisfying the holding periods described above. If the holding periods are not satisfied, we may be entitled to a federal income tax deduction in the year the shares are disposed of in an amount equal to any ordinary income recognized by a team member.

Stock Appreciation Rights.    A team member or other individual will recognize ordinary income for federal income tax purposes upon the exercise of a SAR for cash, our common stock, property, or a combination thereof, and the amount of income that the team member or other individual will recognize will equal the amount of cash and the fair market value of our common stock or other property that he or she receives as a result of the exercise. We generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the team member or other individual in the same taxable year in which the income is recognized.

Restricted Stock.    A team member or other individual is not subject to any federal income tax upon the grant of restricted stock, nor does the grant of restricted stock result in an income tax deduction for us, unless generally the restrictions on the stock do not present a substantial risk of forfeiture under Section 83 of the Code. In the year that the restricted stock is no longer subject to a substantial risk of forfeiture, the team member or other individual will recognize ordinary income in an amount equal to the fair market value of the shares of our common stock transferred to him or her, generally determined on the date the restricted stock is no longer subject to a substantial risk of forfeiture. If the restricted stock is forfeited, the team member or other individual will recognize no income. A team member or other individual may elect under Section 83(b) of the Code to recognize the fair market value of our common stock as ordinary income at the time of grant of the restricted stock. If the team member or individual so elects, (i) he or she will not otherwise be taxed in the year that the restricted stock is no longer subject to a substantial risk of forfeiture, and (ii) if the restricted stock is subsequently forfeited, he or she will be allowed no deduction for the forfeiture.

We generally will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the team member or other individual when such ordinary income is recognized by him or her, subject in certain cases to a $1 million annual deduction limitation under Section 162(m) of the Code with respect to certain officers.

RSUs.    A team member or other individual generally is not subject to any federal income tax upon the grant of an RSU, nor does the grant of an RSU result in an income tax deduction for us. In the year that the RSU is paid in shares of our common stock, the team member or other individual generally will recognize ordinary income in an amount equal to the fair market value of the shares of our common stock paid under the RSU, determined at the time of payment. If the RSU is forfeited, the team member or other individual will recognize no gain.

We normally will be entitled to a deduction at the time when, and in the amount that, the team member or other individual recognizes ordinary income, subject in certain cases to a $1 million annual deduction limitation under Section 162(m) of the Code with respect to certain officers.

Performance Awards.    A team member or other individual generally will not be subject to any federal income tax upon the grant of a PA. In the year that the PA is paid in shares of cash or our common stock, the team member or other individual generally will recognize ordinary income in an amount equal to the cash and the fair market value of the shares of our common stock paid, determined at the time of such payment, provided that, if the shares are subject to a substantial risk of forfeiture, income with respect to the shares will not be recognized until generally the shares are no longer subject to a substantial risk of forfeiture. We normally will be entitled to a deduction at the time when, and in the amount that, the team member or other PA holder recognizes ordinary income.

Other Stock-Based Awards.    The taxation of a team member or other individual who receives another stock-based award will depend on the form and terms and conditions of the award. We normally will be entitled to a deduction at the time when, and in the amount that, the team member or other individual recognizes ordinary income from another stock-based award, subject in certain cases to a $1 million annual deduction limitation under Section 162(m) of the Code with respect to certain officers.

Effect of Code Section 409A. Depending on the terms of a grant of RSUs, performance awards, other stock-based awards, and other awards, the award may be treated as deferred compensation subject to the rules under

Section 409A of the Code. In that case, and if the award fails to satisfy applicable requirements under such rules, a team member or other award recipient may be subject to additional taxes and interest.

Deductibility of Awards.    Code Section 162(m) places an annual $1,000,000 per person limit on the deductibility of compensation paid by us to certain executives. The limit, however, does not apply to “qualified performance-based compensation.” We believe that awards of options, SARs and certain other “performance-based compensation” awards under the 2012 Plan will qualify for the performance-based compensation exception to the deductibility limit. Other awards, such as restricted stock and RSUs, if not subject to an achievement of a performance goal, may not be deductible by us under Section 162(m) of the Code, depending on the circumstances of the team member in the year the award becomes subject to federal income tax.

What is the recommendation of the Board?

The Board of Directors recommends a vote FOR the approval of the 2012 Plan.

EQUITY COMPENSATION PLANS

The following table presents information as of June 29, 2011 about our common stock that may be issued under our equity-based compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in thousands) (1) (a)	Weighted- average exercise price of outstanding options, warrants and rights (2) ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a)) (in thousands)(3) (c)
Equity compensation plans approved by shareholders (4)	6,302	14.18	1,728
Equity compensation plans not approved by shareholders	-	-	-

TOTAL	6,302	14.18	1,728

(1)	Included in this column (a) are unvested stock options granted to team members through current and expired equity plans as of June 29, 2011.
(2)	The weighted average exercise price does not take into account 2.3 million shares issuable to team members pursuant to grants of restricted stock units, which have no exercise price.
(3)	Plans under which securities remain available for future issuance include the 2007 Plan and the 2010 Plan.
(4)	Our 2007 Plan and our 2010 Plan have been approved by our shareholders.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

What am I voting on?

You are voting on a proposal to ratify the appointment of KPMG as our independent registered public accounting firm for fiscal 2012. The Audit Committee of the Board has appointed KPMG to serve as our independent registered public accounting firm. Although the Audit Committee has sole authority to appoint our independent registered public accounting firm, the Board considers it desirable that the appointment of KPMG be ratified by our shareholders.

What services does the independent registered public accounting firm provide?

Audit services provided by KPMG for fiscal 2011 included annual audit of financial statements, annual audit of internal controls over financial reporting, and review of quarterly financial statements. Additionally, KPMG provided certain services related to the annual audit of employee benefit plans and access to an online research tool, and tax services as described under Independent Registered Public Accounting Firm Fees and Services.

Will a representative of KPMG be present at the annual meeting?

Yes. One or more representatives of KPMG are expected to be present at the meeting. The representatives will have an opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions from shareholders.

What if this proposal is not approved?

If the appointment of KPMG as our independent registered public accounting firm is not ratified, the Audit Committee may reconsider the appointment.

What is the recommendation of the Board?

The Board of Directors recommends a vote FOR the ratification of KPMG as our independent registered public accounting firm for fiscal 2012.

PROPOSAL 4

NON-BINDING, ADVISORY APPROVAL

OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

What am I voting on?

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), shareholders have the opportunity to vote, on a non-binding, advisory basis, on the compensation of our named executive officers. This is often referred to as a “say on pay”, and provides you, as a shareholder, with the ability to cast a vote with respect to our fiscal 2011 executive compensation programs and policies and the compensation paid to the named executive officers as disclosed in this proxy statement through the following resolution:

“RESOLVED, that the shareholders approve as a non-binding, advisory measure, the compensation of the named executive officers, as described in the Compensation Discussion and Analysis section and in the compensation tables and accompanying narrative disclosure in this proxy statement.”

Why does the Company believe that shareholders should approve this resolution?

As discussed in the Compensation Discussion and Analysis section of this proxy statement, our compensation principles and underlying programs are designed to attract, motivate, and retain key executives who are crucial to our long-term success. The compensation paid to our named executive officers reflects the following principles of our compensation program:

•

We structure our executive compensation programs within a framework that measures performance using a variety of financial and non-financial metrics. We do this to promote and reward actions that strengthen our long-term health while promoting strong annual results.

•

We make annual compensation decisions based on an assessment of each executive’s performance against goals that promote our success by focusing on our shareholders, guests, and team members. We focus not only on results but on how results were achieved.

•

We structure our executive compensation programs to be consistent with and support sound risk management. We have reviewed the design and controls in our incentive compensation program to assess the effectiveness of the program and our compensation practices in controlling excessive risk.

•	We require substantial stock ownership by our executive officers.

•	We have a clawback policy that allows the recoupment of performance-based compensation from any executive officer whose fraud or misconduct may cause us to restate our financial statements.

What will be the impact of this vote?

Although this vote is non-binding and advisory, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements for our named executive officers.

What is the recommendation of the Board?

The Board of Directors recommends a vote FOR the non-binding, advisory approval of the compensation of our named executive officers.

PROPOSAL 5

NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF

FUTURE EXECUTIVE COMPENSATION VOTES

What am I voting on?

The Dodd-Frank Act provides shareholders with the opportunity to indicate, on a non-binding, advisory basis, their preference as to the frequency of future advisory votes on compensation, often referred to as a “say when on pay”. For this proposal, shareholders may indicate whether they would prefer that we hold future say on pay votes every one, two or three years.

Does the Company currently have a policy on how frequently say on pay votes will be held?

In July 2010, our Board adopted a policy that is part of our Governance Principles that provides for a biennial say on pay vote. Since that time, and due to the mandatory say when on pay votes that have been required since January 2011 for many public companies, there has been continued focus on the optimal frequency of future say on pay votes. Ultimately, the decision rests on a judgment about the relative benefits and burdens of each of the choices: one, two or three years.

What are reasons to support the different voting frequencies?

There have been diverging views expressed on this question and the Board believes there is a reasonable basis for each of the choices. Some have suggested that less frequent votes are preferable, arguing that a less frequent vote would allow shareholders to focus on overall design issues rather than details of individual decisions, align with the goal of compensation programs which are designed to reward performance that promotes long-term shareholder value, and avoid the burden that annual votes would impose on shareholders required to evaluate the compensation programs of a large number of companies each year. Others have suggested that annual votes are preferable, arguing that an annual vote is needed to give shareholders the opportunity to react promptly to trends in compensation, provide feedback before those trends become pronounced over time, and give the Board and the Compensation Committee the opportunity to evaluate individual compensation decisions each year in light of the ongoing feedback from shareholders.

After careful consideration of the frequency alternatives, including the policy we adopted in July 2010 that is set forth in our Governance Principles, the Board recommends that future non-binding, advisory votes on executive compensation should be held every one year, or on an annual basis.

What will be the impact of this vote?

Although the vote is non-binding and advisory, the Board will review the voting results in making a decision as to the future policy to be implemented by the Board on the frequency of future executive compensation votes.

What is the recommendation of the Board?

The Board of Directors recommends a vote for a frequency of future advisory executive compensation votes every ONE year (on an annual basis).

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) explains the compensation principles under which our Total Rewards program operates and the key actions taken by our Compensation Committee (the “Committee”) in fiscal 2011 with respect to the compensation of our named executive officers (“NEOs”) included in the compensation tables that follow.

EXECUTIVE SUMMARY

Business Results

Although fiscal 2011 was another year of challenge for our Company and our industry, we responded to each and turned some of those challenges into opportunities to better serve our guests. Consumers remained price-sensitive, particularly with rising fuel costs and continued high unemployment. These factors led to fiscal 2011 identical store sales that were essentially flat as compared to fiscal 2010 which included an extra week, and our gross margin for the year was less than the prior year primarily due to our investment in pricing and promotional programs to drive sales.

Within an inflationary environment and a waning economic recovery, our focus was to balance sales and margin in our pricing and promotional programs and implement sustainable merchandising and marketing initiatives tailored to the needs of our guests to grow profitable sales. As a result, we reported positive fourth quarter identical store sales. We take both a short and long-term view on our business. We are working hard to optimize short term results, while also focusing on putting people, systems, and programs in place that will help us fulfill our long-term strategic vision. Key results for fiscal 2011 include the following:

•	our identical store sales declined slightly by -0.1% from the prior year (on a 52-week comparable basis);

•	we achieved $114.0 million in Adjusted EBITDA for the fiscal year;

•	we generated $6.9 billion in sales from continuing operations, slightly lower than the prior year when adjusted for the extra week in fiscal year 2010;

•	we achieved a gross margin of 27.9%;

•	we invested approximately $92.6 million in our business; and

•	we maintained liquidity of $553.7 million which included $207.8 million of cash and cash equivalents.

Summary of 2011 Compensation Actions

In light of our business performance in fiscal 2011, the following are key executive compensation decisions made by the Committee to ensure executive compensation is aligned with both our business performance and shareholder interests.

•	Base salaries of the NEOs (except Mr. Williams) remained unchanged from fiscal 2010. Mr. Williams’ salary increased as a result of his promotion in January 2011 to Senior Vice President.

•	2011 incentive awards under the Annual Incentive Plan (“AIP”) were earned at 75.5% of target.

•

Long-term incentives were awarded in November 2010. LTI grants consisted of 25% non-qualified stock options and 75% RSUs (split 45% as performance-based RSUs and 30% as time-based RSUs). Stock options and time-based RSUs vest ratably over three years. Performance-based RSUs vest to the extent that identical store sales percentage increase and Adjusted EBITDA margin growth rank first, second or third relative to the performance of our Performance Comparator Group.

•

Performance-based long-term incentive awards for the first installment of the award granted in November 2009 vested as a result of our fiscal 2010 performance relative to our Performance Comparator Group (measuring our identical store sales percentage increase and Adjusted EBITDA margin growth).

Compensation Governance Practices

We believe that our compensation practices are appropriately aligned with the long-term interests of our shareholders and tie a significant portion of pay to sustained business performance over a multi-year period. In addition to the principles discussed in the CD&A, the following practices support our pay philosophy:

•	compensation for executive officers is a balanced mix of cash and equity, including annual long-term and performance based equity that include metrics that ensure shareholder alignment;

•

our executives are subject to stock ownership guidelines based on peer analysis that include target ownership of five times annual salary for the Chief Executive Officer, three times annual salary for senior vice presidents, and two times annual salary for group vice presidents;

•

we have a clawback policy that allows the recoupment of performance-based compensation from any executive officer whose fraud or misconduct may cause the Company to restate its financial statements; and

•	we have no employment agreements other than with the CEO.

TOTAL REWARDS PHILOSOPHY AND GUIDING PRINCIPLES

To enable us to attract, engage and retain top-level talent, who, in turn, help us achieve our desired business results, the Committee has established a competitive pay and benefits (“Total Rewards”) philosophy that reflects our business and cultural needs and is intended to help drive team member behaviors that produce superior business performance.

•	Shareholder Value

The Committee analyzes each compensation program with a view on its long-term effects on our financial results and shareholder dilution. The goal is to ensure executive compensation is accretive to shareholder value.

We believe executive compensation plans must support other, more powerful drivers of executive performance, such as clarifying the connection between our strategy and the executive’s work. We believe this is best achieved through performance-based and equity-based compensation aligned to the financial measures most relevant to our sustained short-term and long-term success. A significant portion of executive compensation is equity-based in order to link executive compensation to the long-term optimization of total shareholder return.

•	Pay-for-Performance Culture

Elements of the Total Rewards strategy should be balanced and reflect a pay-for-performance orientation so team members receive superior pay when our performance is superior and will receive a fraction of his or her compensation when performance is less than target.

The integrated management approach should be transparent, simple to understand and communicate, and be internally equitable and externally competitive. Our approach encourages innovation and is designed to minimize the possibility of manipulation or excessive risk taking to achieve certain results.

•	Transparency and Strong Governance Practices

Our goal is to fully describe our compensation philosophy and our Total Rewards approach and the financial targets incorporated into those compensation vehicles, as well as the compensation decisions ultimately made by the Committee. The Committee is committed to refining its approach.

•	Attract, Engage, and Retain Key Talent

We strive to provide competitive compensation opportunities that recognize the median of the marketplace, and which are flexible enough to reward at higher levels of pay for those with demonstrated accomplishments or skills that drive our success. Therefore, Total Rewards are established based on the marketplace in which we compete for talent, with consideration given to the knowledge and skills necessary to drive our long-term business strategy.

•	Talent Management

Our business strategy is driven by our mission, vision, and core values, including our commitment to attracting and retaining industry leading talent. We support this strategy through non-monetary recognition and leadership development programs, including management succession planning and the development of talent pools at all levels of the organization.

The programs under this philosophy should be competitive and fair with regard to all aspects of how team members are treated, and they should represent a joint commitment on the part of team members and the Company. Furthermore, all aspects of the program should be consistent with sound corporate governance.

While these principles serve as a guide to effective management of our Company, it is recognized that, in the highly competitive market for talent in which we compete, flexibility around this philosophy is critical.

We believe the Total Rewards philosophy will help us be the “employer of choice” for our team members; which, in turn, will create a great place for our guests to shop and, ultimately, help to maximize shareholder return.

In establishing Mr. Lynch’s compensation, the Committee has considered the greater responsibilities of Mr. Lynch as the Chairman of the Board and Chief Executive Officer of the Company and has also considered the competitive market for chief executive officer compensation levels, which reflect a meaningful variation between the Chief Executive Officer and other executive positions for each element of compensation.

COMPENSATION CONSULTANT

In accordance with the Committee’s charter, the Committee has the authority to engage, retain and terminate a compensation consultant. The compensation consultant does not perform other services for the Company unless those services are pre-approved by the Committee, and the Committee would be updated regularly as to the status of such services.

The Committee retained Steven Hall & Partners as its independent compensation consultant for fiscal 2011 to assist the Committee in creating and implementing executive compensation strategies. During fiscal 2011, Steven Hall & Partners did not provide any other services to the Company. Management may use other outside consultants to assist with the day-to-day management of our programs and in the development of proposals for review by the Committee and its independent consultant. In fiscal 2011, management did not engage a separate consultant.

Steven Hall & Partners attended seven of the eight Committee meetings during fiscal 2011 and assisted the Committee with obtaining, analyzing, and presenting competitive peer company market data and relevant information relating to total compensation and our annual and long-term incentive programs, volatility measures, current equity values, and LTI program design.

PEER GROUP

The Committee believes benchmarking can be a useful tool to help gauge the compensation level for our executive talent. Benchmarking allows the Committee to compare the competitiveness of our compensation practices for our NEOs with the practices in the grocery and retail industries. The Committee considered a variety of factors in establishing comparator groups, including companies from the grocery industry, other retail companies, companies with which we compete for talent as well as relative size and performance.

Steven Hall & Partners has conducted an annual peer group analysis since fiscal 2008, at the request of the Committee. For fiscal 2011, the Committee made no changes to the prior year peer groups. The three groups of peer companies are:

•

a compensation comparator group of nine companies generally based on revenue one-half to two times our revenue to be utilized as the primary peer group when the Committee considers individual executive cash and long-term compensation decisions (the “Compensation Comparator Group”);

•

a group of seven additional companies that were not included in the Compensation Comparator Group primarily because of revenue, but that are analyzed and considered by the Committee to provide context in all matters for which the Compensation Comparator Group is utilized (the “Other Relevant Companies Group”); and

•	a group of five grocery companies used to measure performance under our long-term incentive plan (“Performance Comparator Group”).

Comparator Group

BJ’s Wholesale Club, Inc.	Kohl’s Corporation	The Pantry, Inc.
Casey’s General Stores	Nash Finch Co.	Staples, Inc.
Family Dollar Stores, Inc.	Office Depot, Inc.
The Great Atlantic & Pacific Tea Company, Inc.

Other Relevant Companies Group
CVS Caremark Corporation	Safeway, Inc.	Target Corporation
The Kroger Co.	SUPERVALU, INC.	Walgreen Co.
Rite Aid Corporation

Performance Comparator Group
The Great Atlantic & Pacific Tea Company, Inc.	Publix Super Markets, Inc
The Kroger Co.	SUPERVALU, INC.
Safeway, Inc.

ELEMENTS OF COMPENSATION

The Committee carefully considers the purpose of the compensation programs in achieving overall program goals. Our Total Rewards program includes:

•	Base salary;

•	Annual cash incentives awarded under our Annual Incentive Plan;

•	Long-term equity incentives; and

•	Various benefits and perquisites.

Base Salary

The primary purpose of our base salary program is to provide competitive levels of pay to attract and retain the executive talent needed and motivate management talent to make our Company successful.

The Committee conducted its fiscal 2011 review of our NEOs’ base salaries in August 2010. The Committee agreed with the CEO’s recommendation that base salaries for NEOs remain unchanged from fiscal year 2010 consistent with the freeze on salaries throughout the organization. However, in January 2011, in connection with his promotion to Senior Vice President, General Counsel and Corporate Secretary, and assumption of greater responsibilities, Mr. Williams received a base salary increase.

Annual Incentive Plan (AIP)

AIP Description:  Our AIP is intended to motivate performance to achieve established annual business objectives. At the beginning of each fiscal year, the Committee determines who will participate in the AIP as well as the target award as a percentage of salary each participant is eligible to earn. Typically, the Committee establishes target achievement levels that align with our annual business plan.

In addition to the target achievement levels established, the Committee establishes threshold and superior achievement levels for each AIP performance component. Achievement of threshold and superior levels earns payouts equal to 50% and 150% of the target award. As of fiscal 2010, the Committee increased superior achievement levels from 150% to 200% for each AIP performance component for newly hired (or promoted) Senior Vice Presidents.

The AIP award consists of three performance components: (1) adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), (2) total company identical store sales (Identical Store Sales), and (3) individual performance. The weighting of each performance component is as follows:

Performance Component	Weighted Percentage
Adjusted EBITDA	50%
Identical Store Sales	30%
Individual Performance	20%

The Committee established these performance components based on a combination of Company financial, operational and strategic goals consistent with our annual business plan. Because Adjusted EBITDA and Identical Store Sales comprise 80% of the target bonus payout, our performance components are primarily based on objective, quantifiable financial measures.

Financial and Operational Performance Component:  For both Adjusted EBITDA and Identical Store Sales, the Committee establishes Company financial and operational achievement levels immediately prior to or during the first quarter of each fiscal year. Following the conclusion of the fiscal year, the Committee analyzes actual Company performance for both Adjusted EBITDA and Identical Store Sales to determine the award payout earned. Since fiscal year 2009, the Committee has used Adjusted EBITDA and Identical Store Sales as the financial and operational performance objectives.

The Committee continues to believe that Adjusted EBITDA and Identical Store Sales are key drivers of our business success and that their use as performance components provides a clear focus for executive team members. We calculate Adjusted EBITDA as follows: we add back to our reported net income adjustments for income tax expense, depreciation and amortization, favorable and unfavorable lease amortization (net), and interest expense (net) to determine EBITDA. We then make adjustments to EBITDA for share-based compensation, post-emergence bankruptcy related professional fees, prior year self-insurance reserve adjustment, impairment charges and net loss from discontinued operations to determine Adjusted EBITDA. For the fiscal 2011 AIP, Adjusted EBITDA was calculated as outlined above and included a minor adjustment related to the impact of the 2010 Gulf of Mexico oil spill (“Oil Spill”). We define Identical Store Sales as sales from continuing operation stores, including stores that we remodeled or enlarged during the year, and excluding stores that opened or closed during the year. For the fiscal 2011 AIP, and because our fiscal 2010 had a 53rd week, Identical Store Sales was calculated by excluding the first fiscal week of 2010 and comparing the second fiscal week of 2010 versus the first fiscal week of 2011 which resulted in a 52 week comparison. Additionally, Identical Store Sales included a minor Oil Spill-related adjustment.

Individual Performance Component Objectives:  The remaining 20% of the AIP award consists of an Individual Performance component. Individual Performance components vary but consist of a combination of Company financial and strategic non-financial goals that align with our annual business plan. The Committee establishes Individual Performance components for the CEO immediately prior to or during the first quarter of each fiscal year. Similarly, the CEO establishes Individual Performance components for the executive team immediately prior to or during the first quarter of each fiscal year.

Individual Performance components are intended to be challenging and can be both qualitative and quantitative. Components for the executive team typically include the following financial and non-financial strategic objectives: brand leadership; strategic leadership; furtherance of Winn-Dixie’s vision, mission and core values; achievement of established functional objectives; and effective talent management and development.

Unless we achieve the threshold level of Adjusted EBITDA performance under the AIP, award payments for the Individual Performance component may not exceed the target payout level. No specific weighting is given to the various financial and non-financial performance objectives that comprise the individual performance components, as the Committee exercises its discretion in determining achievement levels in a non-formulaic manner.

Payouts made under our AIP to the CEO and Chief Financial Officer (CFO) must be approved by, and are subject to the discretion of, the Board of Directors. Payouts made to all other executive team members under our AIP must be approved by, and are subject to the discretion of, the Committee based on a recommendation from the CEO. Where actual performance falls between two of the stated performance achievement levels, the award is prorated.

Fiscal 2011 AIP:  For fiscal 2011, the Committee set $130.0 million and 0.8% as the target Adjusted EBITDA and Identical Store Sales goals, respectively. Actual fiscal 2011 Adjusted EBITDA performance was $114.0 million and, after factoring in the Oil Spill adjustment, resulted in a payout equal to 63.47% of the target award. Actual fiscal 2011 Identical Store Sales performance was -0.1% and, after factoring in the 53rd week from 2010 and the Oil Spill adjustment, resulted in a payout equal to 79.33% of the target award. The impact of both the 53rd week from 2010 and Oil Spill adjustment on the aggregate payout to all NEOs was $92,853.

For the fiscal 2011 AIP, the Board of Directors and Committee approved the following Individual Performance components and achievement levels for our NEOs.

Named Executive Officer	Individual Performance Components	Achievement Level
Peter L. Lynch	Visionary values-based leadership; Enterprise strategic planning, alignment, and integration; Succession planning; Attracting and retaining key talent; Bench strength; Communications and external relations	Target Plus

Bennett L. Nussbaum	Cash flow and working capital; Company refinancing; Capital expenditures; Maintenance operating efficiencies; Enterprise cost reductions	Superior

Laurence B. Appel	Enterprise brand strategy development; Strategic direction for retail operations, including development of Guest Hospitality and team member engagement programs; Leadership of HR function	Superior

Timothy L. Williams	Enterprise brand strategy development; Coordination of Corporate Secretary function; Litigation management; Contract negotiation and drafting improvements; Quality systems management	Target Plus

Christopher L. Scott, Sr.	Supply chain strategies and process improvements; Leadership of Distribution facilities and all logistics; Inbound Logistics; Warehouse cost containment and inventory accuracy; Outbound transportation and store delivery optimization	Target Plus

The following table summarizes the metric weighting, performance objectives, performance targets, achievement levels and award payouts for each of our NEOs under the fiscal year 2011 AIP.

Fiscal Year 2011 Annual Incentive Plan

Name	Base Salary	Earnings	Target Bonus as % of Earnings	Target Bonus	Performance Objectives		Award Payout
					Metric	Weighting	% of Target Bonus	$
Peter L. Lynch	$1,345,300	$1,345,300	100%	$1,345,300	Adj. EBITDA	50%	63.47%	$426,912
					ID Sales	30%	79.33%	$320,181
					Ind Perf	20%	114.97%	$309,350

							78.53%	$1,056,443

Bennett L. Nussbaum	$597,780	$597,780	80%	$478,224	Adj. EBITDA	50%	63.47%	$151,758
					ID Sales	30%	79.33%	$113,817
					Ind Perf	20%	150.00%	$143,467

							85.53%	$409,042

Laurence B. Appel	$533,000	$533,000	80%	$426,400	Adj. EBITDA	50%	63.47%	$135,312
					ID Sales	30%	79.33%	$101,483
					Ind Perf	20%	150.00%	$127,920

							85.53%	$364,715

Timothy L. Williams (1)	$375,000	$290,374	60%	$157,866	Adj. EBITDA	50%	65.78%	$51,923
					ID Sales	30%	85.00%	$40,254
					Ind Perf	20%	125.00%	$39,467

							83.39%	$131,644

Christopher L. Scott, Sr.	$310,000	$310,000	70%	$217,000	Adj. EBITDA	50%	63.47%	$68,862
					ID Sales	30%	79.33%	$51,646
					Ind Perf	20%	125.00%	$54,250

							80.53%	$174,758

Frank O. Eckstein	$420,125	$420,125	80%	$336,100	Adj. EBITDA	50%	63.47%	$106,657
					ID Sales	30%	79.33%	$79,992
					Ind Perf	20%	100.00%	$67,220

							75.53%	$253,869

Daniel Portnoy (2)	$563,750	$292,716	80%	$234,173	Adj. EBITDA	50%	0.00%	$-
					ID Sales	30%	0.00%	$-
					Ind Perf	20%	0.00%	$-

							0.00%	$-

(1)	Mr. Williams’ award is based on his time in his previous and current positions, which had different target award levels as a percentage of salary.
(2)	Mr. Portnoy resigned on January 5, 2011, and therefore was not eligible to earn an award.

Fiscal 2012 AIP:    The fiscal 2012 AIP, similar to the fiscal 2011 AIP, continues to weigh performance criteria based on 50% Adjusted EBITDA, 30% Identical Store Sales and 20% Individual Performance measures. The achievement of individual strategic non-financial performance measures will be determined based on an assessment of overall performance. This assessment will be made at the discretion of the Committee for each of the NEOs other than the CEO and CFO; the Committee will recommend payouts for the CEO and CFO for approval by the Board. There are no changes to the target award as a percentage of salary for any of the NEOs.

Long-Term Equity Incentives

Our long-term incentive (“LTI”) program is designed to align the incentives of our executives with the interests of our shareholders and provide competitive long-term incentive opportunity to ensure that we can continue to attract, engage and retain our executives. We make awards under the LTI program pursuant to our 2010 Equity Incentive Plan (the “2010 Plan”) which was approved by shareholders at our November 2009 annual meeting.

Fiscal 2011 LTI Program:    In determining the number of equity awards to be granted to the NEOs, the Committee took several steps in fiscal 2010 to further strengthen the alignment of its LTI program with its pay for performance philosophy. Historically, the Committee has calculated the number of restricted stock units (“RSUs”) and stock options to be received by each NEO using a “fixed value” approach, in which it established a median target value for the grant and then utilized a Black-Scholes calculation to determine the number of options and RSUs required to deliver the desired value.

In fiscal 2010, the program was revised. The Committee changed from a “fixed value” approach to a “fixed share allocation” approach. In a fixed value model, which continues to be the most prevalent model used in corporate America, when the stock price declines from one year to the next the number of shares required to be granted to deliver the targeted value increases, which the Committee believes does not align with pay for performance or shareholder interests. To implement a fixed share allocation model approach, the Committee worked with management to establish a multi-year business plan and accompanying target share values for fiscal 2010 through 2012, subject to the discretion of the Committee. The target value (a 10% discount to median 2009 compensation levels) was to be held constant for three years and the share price indicated in the business plan—which increases each year—is divided into the target value to determine the number of shares to be received by each NEO each year. The result is a share allocation for a three-year period (subject to future discretion of the Committee) designed to deliver a 10% below median value LTI grant if the goals in the business plan are achieved. To the extent the share price exceeds the value anticipated in our business plan, the actual value received by the executives will be greater; however, to the extent share value does not reach the anticipated share price, the actual value received by the executives will be less.

In calculating the targeted value of the annual LTI grants, the Committee applied a 10% discount to the information obtained from its peer group analysis. The Committee took this step to implement a reduction in the absolute level of compensation paid to its NEOs in light of anticipated trends in executive compensation.

In November 2010, annual LTI grants were made to eligible team members including NEOs. The fiscal 2011 annual LTI grants consisted of 25% non-qualified stock options and 75% RSUs (split 45% as performance-based RSUs and 30% as time-based RSUs). Stock options and time-based RSUs vest ratably over three years. Performance-based RSUs vest to the extent that identical store sales percentage increase and Adjusted EBITDA margin growth rank first, second or third relative to the performance of our Performance Comparator Group. The Committee believes strongly this will focus participants on the key financial metrics that drive the success of our Company.

The Committee granted Mr. Williams a portion of his projected November 2011 LTI grant in May 2011 as part of his promotion to Senior Vice President.

The Grants of Plan-Based Awards for Fiscal 2011 table on page 48 in this proxy statement provides further detail about the stock option and RSU grants made to our NEOs in fiscal 2011.

Prior Year Performance-Based LTI Grants:    Performance-based RSUs were granted to NEOs and non-NEOs in fiscal 2009 that vest upon our achievement of a sales per square foot performance goal. Sales per square foot is an internal metric used for measuring our initiative to increase our overall profitability. The targeted performance necessary to earn the performance-based RSUs is a 13% increase in sales per square foot from that in fiscal 2009. The sales per square foot performance goal was not met in fiscal years 2010 or 2011.

Performance-based RSUs were granted to NEOs and non-NEOs in fiscal 2010 and 2011 that vest upon our achievement of Adjusted EBITDA Margin growth and/or identical store sales percentage increase relative to the performance of our Performance Comparator Group. Our fiscal 2011 performance resulted in vesting of the identical store sales percentage increase component of the fiscal 2010 and 2011 grants.

The Option Exercises and Stock Vested in Fiscal 2011 table on page 47 in this proxy statement shows the number of stock awards that vested during fiscal 2011.

Perquisites

We offer a limited, lump sum perquisite allowance to our NEOs. The perquisite program comprises a relatively small part of the overall executive compensation package. The cash perquisite allowance paid to Mr. Lynch in fiscal 2011was $45,000. We provided an annual allowance in fiscal 2011 of $25,000 to our Senior Vice Presidents and $20,000 to our Group Vice Presidents. In addition, the NEOs were provided an additional $5,000 perquisite allowance upon completion of an executive physical examination.

Mr. Lynch’s pre-emergence employment agreement provides that he is permitted to utilize company-chartered aircraft for reasonable personal travel. In March 2007, the Board of Directors approved a policy governing Mr. Lynch’s personal use of company-chartered aircraft, which is overseen by the Nominating and Corporate Governance Committee.

Non-qualified Deferred Compensation Plan

We do not maintain any deferred compensation plans for our NEOs other than the deferred compensation plan provided for in Mr. Lynch’s employment agreement. That plan provided for a one-time grant of deferred compensation units at the time of the initial, post-bankruptcy LTI grant to Mr. Lynch. The deferred compensation award value for Mr. Lynch is included in the Fiscal 2011 Non-qualified Deferred Compensation table on page 50 in this proxy statement. No further grants under the plan are anticipated.

Health and Welfare Benefits

We provide customary health and welfare benefits to our team members so that our overall compensation package is competitive. We offer medical, vision, and disability insurance plans, in which NEOs can participate on the same basis as all other team members. We also provide life insurance for our salaried/full-time team members in an amount equal to one times annual salary, which is provided on the same basis to our NEOs.

Employee Stock Purchase Plan

Effective January 1, 2009, we implemented an Employee Stock Purchase Plan (“ESPP”) that gives team members the opportunity to purchase shares of Company stock at a discounted price. All team members are eligible to participate as of their first day of employment and may contribute through after-tax payroll deductions of 1% to 15%. We feel strongly that the ESPP gives our team members the ability to align with our shareholders by sharing in the growth of our stock price. All NEOs are eligible to participate in this program on the same basis as all of our other team members.

Severance Plans

Effective January 31, 2008, the Company adopted an Executive Severance Plan for our NEOs other than Mr. Lynch, as well as other key team members. The plan provides for both basic and change-in-control severance benefits. A severance arrangement for Mr. Lynch is included in his employment agreement that was approved by the bankruptcy court and the compensation committee that was in place prior to our emergence from Chapter 11. The details of the Executive Severance Plan and Mr. Lynch’s severance arrangement are provided under the Potential Payments Upon Termination section beginning on page 52.

COMPENSATION RECOVERY POLICY

We have adopted a compensation recovery policy, sometimes referred to as a “clawback” policy. This policy provides that, in the event of a restatement of our financial results, the Committee will have the discretion to review all performance-based incentive compensation received by senior executive officers, including our

NEOs, during the 24 months prior to such restatement. The Committee, in its sole discretion, will determine whether recovery of the portion of any performance-based incentive compensation paid to a senior executive officer within such 24-month period that would not have been paid had there been no restatement of the financials is appropriate under the particular facts and circumstances.

STOCK OWNERSHIP GUIDELINES

On March 15, 2007, the Board of Directors approved a stock ownership policy (amended in fiscal 2008) for the Board of Directors, Chief Executive Officer (CEO), Senior Vice Presidents (SVPs), and Group Vice Presidents (GVPs) to encourage significant share ownership and further align the personal interests of our Board members and executives with shareholders. Each covered individual is required to own a multiple between two and six times (depending on the individual’s position) their individual base salary (or in the case of non-employee directors, annual cash retainer) as follows:

Position	Threshold Stock Ownership Level	Percent of Net Shares Required to be Held Until Threshold is Achieved
Board of Directors	6x Cash Retainer	100%
CEO	5x Base Salary	50%
SVP	3x Base Salary	50%
GVP	2x Base Salary	50%

All shares owned outright, as well as all unvested RSUs, count toward this goal; stock options, vested and unvested, do not. Until these threshold ownership levels are achieved, executives must retain 50% of “net shares” received from LTI grants and non-employee directors must hold 100% of “net shares” received from awards. “Net shares” are defined as the shares remaining following vesting (for RSUs) or exercise (for stock options) after the sales of shares to satisfy related tax liabilities.

All NEOs and Board members are in compliance with the guidelines.

STOCK GRANT PRACTICES

Our stock grant practices are as follows:

•	the Committee will not delegate its authority to make grants; all awards are made through a Committee action;

•	the exercise price of all stock options is the closing price of our common stock on NASDAQ on the date of the Committee action authorizing the grant;

•

all annual or regularly occurring grants of stock options will be made on the first day that a trading window is open under our Insider Trading Policy (or the first subsequent date that the Committee is able to meet) or the date of a regularly scheduled, in-person Committee meeting;

•	awards of restricted stock or RSUs made in conjunction with stock option grants are made on the same date as the option grants;

•

non-recurring stock grants, such as new hires or promotions, are made on the earlier of the next regularly scheduled Committee meeting or the time of the next annual or regularly recurring LTI grant, except that, at the discretion of the Committee, grants upon hiring of an executive officer may be made on or as soon as possible after the initial date of employment; and

•	the Committee approves LTI awards based on the fixed value and fixed share approach.

MANAGEMENT ROLES AND RESPONSIBILITIES IN THE COMPENSATION PROGRAM

Our Human Resources function is responsible for the ongoing, day-to-day management of our executive compensation programs. The Senior Vice President, Human Resources serves as the primary management liaison to the Committee and makes compensation program and policy proposals to the Committee at the request of the Committee and at the request of the CEO and management team. In addition, our CEO periodically makes recommendations to the Committee regarding individual pay decisions, such as base salary increases and recommended bonus payouts for executive officers other than himself.

The CEO, the Senior Vice President, Human Resources, Senior Vice President, General Counsel and Corporate Secretary, and the Vice President, Total Rewards, regularly participate in Committee meetings and are involved in the preparation and presentation of meeting materials. On decisions directly affecting the pay of these individuals, matters are discussed further in executive sessions of the Committee without management members present.

IMPACT OF INTERNAL REVENUE CODE SECTION 162(m)

Section 162(m) of the Code generally entitles public companies to a federal tax deduction on compensation over $1 million paid to NEOs based on certain performance-based conditions being met. Section 162(m) has not been a key factor in determining compensation design. The Committee will consider the implications of Section 162(m) of the Code in the future and may determine circumstances in which the Committee decides that it is in the best interest of shareholders to structure certain forms of compensation that will be fully deductible under Section 162(m) of the Code.

REPORT OF THE COMPENSATION COMMITTEE

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on these discussions and a complete review of this Compensation Discussion and Analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Yvonne R. Jackson, Chair

James P. Olson

Terry Peets

Richard E. Rivera

Summary Compensation Table for Fiscal 2011

The following table sets forth information concerning the compensation paid to our NEOs for the fiscal years ended June 29, 2011, June 30, 2010 and June 24, 2009, where applicable.

Name and Principal Position	Year (1)	Salary ($)	Stock Awards ($) (4)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($) (6)	Total ($)
Peter L. Lynch	2011	1,345,300	757,528	254,918	1,056,443	327,947	3,742,136
Chairman and Chief Executive Officer	2010	1,328,900	2,101,490	1,294,821	269,060	333,541	5,327,812
	2009	1,296,875	1,019,997	697,729	1,378,125	203,549	4,596,275

Bennett L. Nussbaum	2011	597,780	263,113	88,541	409,042	31,350	1,389,825
Senior Vice President, Chief Financial Officer	2010	590,490	719,216	437,804	95,645	31,725	1,874,880
	2009	577,453	540,002	369,383	489,888	31,975	2,008,701

Laurence B. Appel (2)	2011	533,000	263,113	88,541	364,715	30,000	1,279,368
Senior Vice President, Retail Operations	2010	526,500	634,803	409,852	85,280	25,000	1,681,435
	2009	506,733	420,000	287,299	429,474	25,000	1,668,506

Timothy L. Williams (2) (3)	2011	290,374	216,518	12,222	131,644	24,808	675,566
Senior Vice President, General Counsel and Corporate Secretary

Christopher L. Scott, Sr. (3)	2011	310,000	79,746	26,835	174,758	25,000	616,339
Group Vice President, Logistics/Distribution

Frank O. Eckstein (2)	2011	420,125	90,155	30,339	253,869	30,000	824,488
Senior Vice President, Operations Support	2010	415,013	521,852	372,454	67,220	30,000	1,406,538
	2009	406,144	299,998	205,215	306,605	30,000	1,247,962

Daniel Portnoy (2)	2011	292,716	263,113	88,541	0	311,875	956,245
Former Senior Vice President, Chief Merchandising & Marketing Officer	2010	556,875	719,216	437,804	90,200	30,000	1,834,095
	2009	543,750	540,002	369,383	462,000	30,702	1,945,837

(1) Fiscal 2011 is the period from July 1, 2010 to June 29, 2011. Fiscal 2010 is the period from June 25, 2009 to June 30, 2010. Fiscal 2009 is the period from June 26, 2008 to June 24, 2009.

(2) On January 5, 2011, we announced certain management changes. On that date, Mr. Appel, who had previously served as Senior Vice President, Human Resources, Legal, General Counsel and Corporate Secretary, was appointed to the position of Senior Vice President, Retail Operations; Mr. Williams was appointed as Senior Vice President, General Counsel and Corporate Secretary; and Mr. Eckstein, who had previously served as Senior Vice President, Retail Operations, was appointed Senior Vice President, Operations Support. Mr. Portnoy also resigned from the company on January 5, 2011.

(3) Because Mr. Williams and Mr. Scott are NEOs for the first time in fiscal 2011, we are only required to present fiscal 2011 information.

(4) The total value of stock and option awards in fiscal 2011 are composed of the annual LTI award. The total value of stock and option awards for Mr. Williams includes a portion of his projected November 2011 grant delivered in May 2011 as part of his promotion to Senior Vice President. The amount in the Stock Awards column for fiscal 2011 contains the grant date fair value of performance awards at the maximum value. Grant date fair values are determined in accordance with Topic 718. See Note 11 to our consolidated financial statements for fiscal 2011 included in our Form 10-K. The respective grant date fair values for the awards are as follows:

Name	Time-Based RSUs ($)	Performance- Based RSUs ($)	Options ($)	Total ($)
Peter L. Lynch	303,014	454,514	254,918	1,012,446
Bennett L. Nussbaum	105,242	157,870	88,541	351,653
Laurence B. Appel	105,242	157,870	88,541	351,653
Timothy L. Williams	86,606	129,912	12,222	228,740
Christopher L. Scott, Sr.	31,895	47,850	26,835	106,581
Frank O. Eckstein	36,062	54,093	30,339	120,494
Daniel Portnoy	105,242	157,870	88,541	351,653

(5) Reflects amounts earned under the Annual Incentive Plan for the fiscal year. For a description of the 2011 Annual Incentive Plan, see the CD&A. For a description of the 2010 and 2009 Annual Incentive Plan see the CD&A in the respective proxy statements.

(6) All other compensation paid in fiscal 2011 reflects the following items for the named executive officers:

Name	Perquisite Allowance Payment ($) (a)	Executive Physical ($) (a)	Personal Use of Company Aircraft ($) (b)	Car Allowance ($) (c)	Severance Payments ($) (d)	All Other Compensation Total ($)
Peter L. Lynch	45,000	5,000	277,947	-	-	327,947
Bennett L. Nussbaum	25,000	5,000	-	1,350	-	31,350
Laurence B. Appel	25,000	5,000	-	-	-	30,000
Timothy L. Williams	19,808	5,000	-	-	-	24,808
Christopher L. Scott, Sr.	20,000	5,000	-	-	-	25,000
Frank O. Eckstein	25,000	5,000	-	-	-	30,000
Daniel Portnoy	25,000	5,000	-	-	287,138	311,875

(a) A perquisite payment of up to $50,000 is provided to Mr. Lynch. A perquisite payment of up to $30,000 is provided to Senior Vice Presidents. A perquisite payment of up to $25,000 is provided to Group Vice Presidents. $5,000 of the perquisite payment to each individual is dependent upon completion of an Executive Physical. Mr. Williams’ payment was pro-rated based on the date of his promotion to Senior Vice President.

(b) The amount is based on the actual cost charged to us for each personal chartered flight. The amount charged to us for each charter includes the cost of the use of the aircraft, fuel cost, crew travel expense, ground transportation, landing fees and other costs.

(c) Lease value of car provided to Mr. Nussbaum.

(d) Represents the amounts paid to Mr. Portnoy pursuant to the terms of his separation agreement through June 29, 2011. Continued payments under the separation agreement are subject to his compliance with certain non-solicitation, non-disparagement and non-disclosure obligations, as well as his status as either unemployed or under-employed.

Option Exercises and Stock Vested in Fiscal 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting # (1)	Value Realized on Vesting ($)(2)
Peter L. Lynch	—	—	50,264	347,288
Bennett L. Nussbaum	—	—	19,439	133,300
Laurence B. Appel	—	—	15,674	107,589
Timothy L. Williams	—	—	2,560	17,611
Christopher L. Scott, Sr.	—	—	5,745	39,462
Frank O. Eckstein	—	—	11,068	75,949
Daniel Portnoy	—	—	27,814	212,612

(1)	Represents the portion of the September 4, 2008 RSU grant that vested on September 4, 2010 and the portion of the November 4, 2009 RSU grant that vested on November 4, 2010.
(2)	Amounts are calculated using the closing market price of our common stock on NASDAQ on the vesting date.

Grants of Plan-Based Awards For Fiscal 2011

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards (8)
			Threshold $	Target $	Maximum $	Maximum (#)
Peter L. Lynch	—		672,650	1,345,300	2,017,950
	11/10/2010	(2)				63,926				454,514
	11/10/2010	(3)					42,618			303,014
	11/10/2010	(4)						78,922	7.11	254,918
Bennett L. Nussbaum	—		239,112	478,224	717,336
	11/10/2010	(2)				22,204				157,870
	11/10/2010	(3)					14,802			105,242
	11/10/2010	(4)						27,412	7.11	88,541
Laurence B. Appel	—		213,200	426,400	639,600
	11/10/2010	(2)				22,204				157,870
	11/10/2010	(3)					14,802			105,242
	11/10/2010	(4)						27,412	7.11	88,541
Timothy L. Williams	—		78,933	157,866	291,195
	11/10/2010	(2)				3,065				21,792
	11/10/2010	(3)					2,043			14,526
	11/10/2010	(4)						3,784	7.11	12,222
	5/25/2011	(5)				12,000				108,120
	5/25/2011	(6)					8,000			72,080
Christopher L. Scott, Sr.	—		108,500	217,000	325,500
	11/10/2010	(2)				6,730				47,850
	11/10/2010	(3)					4,486			31,895
	11/10/2010	(4)						8,308	7.11	26,835
Frank O. Eckstein	—		168,050	336,100	504,150
	11/10/2010	(2)				7,608				54,093
	11/10/2010	(3)					5,072			36,062
	11/10/2010	(4)						9,393	7.11	30,339
Daniel Portnoy (7)	—		117,087	234,173	351,260
	11/10/2010	(2)				22,204				157,870
	11/10/2010	(3)					14,802			105,242
	11/10/2010	(4)						27,412	7.11	88,541

(1)	Represents possible payouts under the Annual Incentive Plan for fiscal 2011. The amount earned by each named executive officer is reflected in the Summary Compensation Table for fiscal 2011 in the column “Non-Equity Incentive Plan Compensation.”
(2)	Represents the annual LTI performance-based RSUs awarded on November 10, 2010, under the 2010 Plan. The award vests over a three-year period if financial metric targets relating to identical store sales and Adjusted EBITDA margin relative to a peer group are met. The award is forfeited if targets are not achieved by November 2013. Under the terms of the award, only a maximum number of RSUs may be earned; there is no threshold or target number of RSUs.
(3)	Represents annual LTI time-based RSUs awarded on November 10, 2010, under the 2010 Plan. The award vests in three equal installments on November 10, 2011, November 10, 2012, and November 10, 2013.
(4)	Represents the annual LTI options awarded on November 10, 2010, under the 2010 Plan and vests in three equal installments on November 10, 2011, November 10, 2012, and November 10, 2013.
(5)	Represents a portion of Mr. Williams projected November 2011 grant of LTI performance-based RSUs awarded on May 25, 2011, under the 2010 Plan as part of his promotion to Senior Vice President. The award vests over a three-year period if financial metric targets relating to identical store sales and Adjusted EBITDA margin relative to a peer group are met. The award is forfeited if targets are not achieved by 2014.
(6)	Represents LTI time-based RSUs awarded on May 25, 2011, under the 2010 Plan as part of his promotion to Senior Vice President. The award vests in three equal installments on May 25, 2012, May 25, 2013, and May 25, 2014.
(7)	Because Mr. Portnoy resigned January 5, 2011, he did not earn a payout under the AIP for fiscal 2011, and all equity wards were cancelled as of January 5, 2011.
(8)	Grant date fair value is determined for performance-based RSU grants based on the number of shares to be awarded based on the probable outcome of performance conditions as determined on the grant date, which is calculated based on maximum performance.

Outstanding Equity Awards at Fiscal Year-End For 2011

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Peter L. Lynch	(2)	675,000	—		14.40	12/21/2013	—	—
	(3)	79,468	79,468		14.06	9/4/2015	21,764	184,994	29,018	246,653
	(6)	29,171	58,343		11.32	11/4/2016	31,505	267,793	47,257	401,685
	(7)	—		300,000	11.32	11/4/2016			135,000	1,147,500
	(9)	—	78,922		7.11	11/10/2017	42,618	362,253	63,926	543,371
Bennett L. Nussbaum	(4)	110,400	—		16.77	2/22/2014	—	—
	(5)	110,400	—		29.98	5/18/2014
	(3)	42,070	42,072		14.06	9/4/2015	11,522	97,937	15,363	130,586
	(6)	10,132	20,264		11.32	11/4/2016	10,943	93,016	16,414	139,519
	(7)	—		100,000	11.32	11/4/2016			45,000	382,500
	(9)	—	27,412		7.11	11/10/2017	14,802	125,817	22,204	188,734
Laurence B. Appel	(4)	82,012	—		16.77	2/22/2014	—	—
	(5)	82,012	—		29.98	5/18/2014
	(3)	32,722	32,722		14.06	9/4/2015	8,962	76,177	11,949	101,567
	(6)	8,291	16,581		11.32	11/4/2016	8,954	76,109	13,431	114,164
	(7)	—		100,000	11.32	11/4/2016			45,000	382,500
	(9)	—	27,412		7.11	11/10/2017	14,802	125,817	22,204	188,734
Timothy L. Williams	(4)	8,111	—		16.77	2/22/2014	—	—
	(3)	4,908	4,909		14.06	9/4/2015	1,345	11,433	1,792	15,232
	(6)	1,399	2,797		11.32	11/4/2016	1,511	12,844	2,265	19,253
	(8)	3,257	—		10.53	12/9/2016
	(9)	—	3,784		7.11	11/10/2017	2,043	17,366	3,065	26,053
	(10)				9.01	5/25/2018	8,000	68,000	12,000	102,000
Christopher L. Scott, Sr.	(4)	31,543	—		16.77	2/22/2014	—	—
	(3)	11,686	11,687		14.06	9/4/2015	3,201	27,209	4,268	36,278
	(6)	3,071	6,142		11.32	11/4/2016	3,317	28,195	4,975	42,288
	(8)	12,667	—		10.53	12/9/2016
	(9)	—	8,308		7.11	11/10/2017	4,486	38,131	6,730	57,205
Frank O. Eckstein	(4)	63,086	—		16.77	2/22/2014	—	—
	(5)	63,086	—		29.98	5/18/2014
	(3)	23,372	23,374		14.06	9/4/2015	6,402	54,417	8,535	72,548
	(6)	5,827	11,654		11.32	11/4/2016	6,293	53,491	9,440	80,240
	(7)	—		100,000	11.32	11/4/2016			45,000	382,500
	(9)	—	9,393		7.11	11/10/2017	5,072	43,112	7,608	64,668
Daniel Portnoy	(11)	—	—	—	—	—	—	—	—	—

Market value is based on a stock price of $8.50, which was the closing market price of our common stock on NASDAQ on June 29, 2011, the last day of fiscal 2011.

(1)	This column represents the number of shares of common stock that may be earned upon vesting of annual LTI performance grants of RSUs assuming maximum performance.
(2)	The stock option awards granted on December 21, 2006, vested in three annual installments on June 30, 2008, June 30, 2009, and June 30, 2010 and expire seven years from the date of grant.
(3)	The stock option award and 60% of the RSU award granted on September 4, 2008 vest in four equal installments on September 4, 2009, September 4, 2010, September 4, 2011, and September 4, 2012. 40% of the RSU award vests upon achievement of a performance target and is forfeited if not achieved by September 2012. Option awards expire seven years from the date of grant.
(4)	The stock option awards granted on February 22, 2007, vested in three annual installments on February 22, 2008, February 22, 2009, and February 22, 2010 and expire seven years from the date of grant.

(5)	The stock option award granted on May 18, 2007, vested in three annual installments on May 2008, May 2009, and May 2010, and expire seven years from the date of grant.
(6)	The stock option award and 40% of the RSU award granted on November 4, 2009, vest in three equal installments on November 4, 2010, November 4, 2011, and November 4, 2012. 60% of the RSU award vests over a three-year period upon achievement of performance metric targets related to identical store sales and Adjusted EBITDA margin relative to our Performance Comparator Group and are forfeited if not achieved by 2012. Option awards expire seven years from the date of grant.
(7)	The One-Time Outperformance grant of stock options and RSUs on November 4, 2009, may vest on June 30, 2014, if performance metric targets related to ROIC and Adjusted EBITDA margin relative to our Peformance Comparator Group are achieved. The award is forfeited if the performance targets are not achieved when measured in 2014.
(8)	The stock option exchange awards granted on December 9, 2009, vested in one annual installment on December 9, 2009, and expire seven years from the date of grant.
(9)	The stock option award and 40% of the RSU award granted on November 10, 2010, vest in three equal installments on November 10, 2011, November 10, 2012, and November 10, 2013. 60% of the RSU award vests over a three-year period upon achievement of performance metric targets related to identical store sales and Adjusted EBITDA margin relative to our Performance Comparator Group and are forfeited if not achieved by November 2013. Option awards expire seven years from the date of grant.
(10)	40% of the RSU award granted on May 25, 2011, vests in three equal installments on May 25, 2012, May 25, 2013 and May 25, 2014. 60% of the RSU award vests over a three-year period upon achievement of performance metric targets related to identical store sales and Adjusted EBITDA margin relative to our Performance Comparator Group and are forfeited if not achieved by 2014.
(11)	Because Mr. Portnoy resigned on January 5, 2011, he held no outstanding equity awards on June 29, 2011.

FISCAL 2011 NON-QUALIFIED DEFERRED COMPENSATION

Peter L. Lynch.    A deferred compensation award was made in accordance with the terms of Mr. Lynch’s employment agreement, which was approved by the pre-emergence compensation committee and the bankruptcy court. On our initial distribution date of December 21, 2006, following our emergence from bankruptcy, we credited Mr. Lynch with a deferred compensation award valued at $357,750. This award consists of 675,000 deferred units (representing 1.25% of our shares on the initial distribution date) valued at $0.53 each. The unit value of $0.53 represents the difference between the closing per share price of our common stock on the initial distribution date as reported by NASDAQ ($14.40) and the per share price of our common stock on November 21, 2006 ($13.87).

Deferred units vest as Mr. Lynch exercises options that were granted to him on the initial distribution date. Deferred units vest on the same date that options are exercised and the number of deferred units vested equals the number of options exercised. Once vested, deferred units earn interest at a rate equal to the Citigroup prime rate as quoted in the Wall Street Journal on the day the options are exercised.

All vested deferred units and any accrued interest will be paid in cash on December 31, 2011 and 2012 with any remaining vested units and interest paid in cash on December 21, 2013, which is the seventh anniversary of the award grant.

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Peter L. Lynch	—	—	—	—	357,750

Pursuant to Mr. Lynch’s employment agreement, no additional contributions will be made by the Company or Mr. Lynch. The value of the award may decrease to the extent the stock price is below $14.40 on the date all or any portion of the award vests and would be reduced to $0 if the stock price is below $13.87 on the date(s) that the entire award vests or is forfeited. The value of the award cannot increase above $357,750.

Other Named Executive Officers.    We do not provide a non-qualified deferred compensation plan to any of our other team members, including the NEOs.

EMPLOYMENT AGREEMENTS

Peter L. Lynch. Effective October 23, 2006, we entered into an employment agreement with Mr. Lynch which was approved by our pre-emergence compensation committee and the bankruptcy court. The term of the agreement commenced upon our emergence from bankruptcy and continued through fiscal 2010. Starting July 1, 2010, the agreement automatically renews for successive one-year terms unless Mr. Lynch or the Company, as the case may be, provides to the other notice of intent not to renew the term of the agreement at least 120 days prior to the end of the then current term. Under the agreement, Mr. Lynch’s initial annual base salary was $1,250,000. The terms of the contract state that his base salary shall be reviewed by the Board from time to time and may be increased based on Mr. Lynch’s performance. Mr. Lynch’s annual base salary did not increase in fiscal year 2011 and remains $1,345,300. He is also eligible to receive a bonus upon the achievement of certain performance objectives equal to 100% of his annual base salary, subject to adjustment by the Committee from time to time.

Under the terms of the agreement, on December 21, 2006, Mr. Lynch received 405,000 RSUs and 675,000 stock options at an exercise price of $14.40. The options and RSUs vested in equal annual installments on June 30 of 2008, 2009 and 2010.

In addition to the annual bonus opportunity described above, the agreement provided for a one-time bonus of $2,000,000 payable following the date the Company emerged from bankruptcy. This bonus was established to encourage retention of Mr. Lynch while motivating him toward our successful emergence from bankruptcy.

During the term of the agreement, Mr. Lynch is entitled to participate in all pension and welfare benefits provided to our senior executives generally from time to time, as well as medical, dental, life insurance and disability benefits.

For a description of the severance arrangements with Mr. Lynch, see Potential Payments Upon Termination.

Other Named Executive Officers. We do not have employment agreements with any of the other NEOs.

Separation Arrangements with Mr. Eckstein and Mr. Portnoy

Mr. Eckstein. On February 14, 2011, we entered into an agreement with Mr. Eckstein in connection with his retirement. Pursuant to the agreement, we agreed with Mr. Eckstein as follows:

•	he would assume the role of Senior Vice President, Operations Support through the end of the fiscal year (June 29, 2011) at his then current salary;

•

within 30 days prior to the end of the fiscal year, he will take an approved personal leave of absence through December 1, 2011 and will be treated as an active employee for all purposes under all of the Company’s incentive plans during that time;

•	effective December 1, 2011, his employment with the Company will end (“Release Date”);

•	assuming that he is not otherwise terminated for cause and executes a standard form of general release, his departure from the Company will be treated as a retirement;

•

assuming that he executes a standard form of general release, he will receive a lump sum payment on or about the Release Date in an amount equal to 26 weeks of gross pay ($210,062.50) and be eligible to receive up to the equivalent of 52 weeks of gross pay ($420,125.00) in weekly installments over the following year pursuant to the terms of the Executive Severance Plan;

•	he will be eligible for all benefits afforded retirees under the Company’s incentive plans and related forms of award agreement; and

•

assuming that he executes a standard form of general release, pursuant to the terms of the Executive Severance Plan, he will be eligible to have his COBRA premiums paid for up to 12 months after the Release Date.

Mr. Portnoy. On February 25, 2011, we entered into a general release and separation agreement with Mr. Portnoy in connection with his resignation. In exchange for his execution of the general release and separation agreement, Mr. Portnoy received a lump sum payment in an amount equal to 26 weeks of gross pay ($281,875.10) and he is eligible to receive up to a maximum of the equivalent of 104 weeks of gross pay ($1,127,500.00) in weekly installments for the two years following his resignation date or until he secures employment in an equivalent position. In addition, he is eligible to have his COBRA premiums paid for up to 24 months.

POTENTIAL PAYMENTS UPON TERMINATION

We have several plans and agreements that provide for amounts to be paid or equity awards to accelerate in certain termination scenarios. We describe each of these below and quantify the amounts that would have been payable under each arrangement if a termination of the NEOs had occurred on June 29, 2011. In addition, as previously described, we have entered into separation agreements with Mr. Eckstein and Mr. Portnoy in connection with their retirement and resignation.

Equity Incentive Plans. Our 2010 Plan provides that all unvested stock options and RSUs vest in the event of a change-in-control. Change-in-control is defined as any of the following:

•	any person becomes the beneficial owner, directly or indirectly, of securities representing 51% or more of the combined voting power of our then outstanding securities;

•

the individuals who, on the effective date of the change-in-control, constituted the Board of Directors, and any new director whose appointment or election by the Board or nomination for election by our shareholders was approved or recommended by a vote of at least 51% of the directors then still in office who either were directors on the effective date of the change-in-control or whose appointment, election or nomination for election was previously approved or recommended cease, for any reason, to constitute a majority of the number of directors then serving;

•	we are merged or consolidated with another corporation; or

•	our shareholders approve a plan of liquidation or dissolution, or we sell or dispose of all or substantially all of our assets.

The following table reflects the incremental value that each of our NEOs would have received due to the acceleration of equity awards outstanding under the 2010 Plan if a change-in-control had occurred on June 29, 2011.

Name	Value of Unvested Options ($) (1)	Value of Unvested RSUs ($) (1)	Total ($)
Peter L. Lynch	109,702	3,154,248	3,263,950
Bennett L. Nussbaum	38,103	1,158,108	1,196,211
Laurence B. Appel	38,103	1,065,067	1,103,170
Timothy L. Williams	5,260	272,179	277,438
Christopher L. Scott, Sr.	11,548	229,305	240,853
Frank O. Eckstein	13,056	750,975	764,031
Daniel Portnoy (2)	0	0	0

(1)	Values for stock option and RSU grants are based on the NASDAQ closing price of our common stock of $8.50 on June 29, 2011.
(2)	Mr. Portnoy resigned from the Company on January 5, 2011.

Severance Arrangements for Mr. Lynch. In the event that Mr. Lynch’s employment is terminated by us without cause (as defined below), he resigns for good reason (as defined below), or we provide him with notice of our intention not to renew the term of his employment agreement, following execution of a general release and waiver of claims, Mr. Lynch is entitled to receive:

•	his then current base salary and target Annual Incentive Plan bonus throughout the non-compete period (as defined below), paid monthly over the period;

•	a pro-rata Annual Incentive Plan bonus for the year in which his employment ends based on our actual performance for such year; and

•	continuation of benefits during the non-compete period.

Cause is defined as a termination of Mr. Lynch based upon any of the following:

•	he has been convicted of (or pleads guilty or no contest to) a felony involving theft or moral turpitude;

•	he has engaged in conduct that constitutes gross misconduct in the performance of his duties;

•	he materially breaches the terms of the agreement and the breach is not fully cured within ten business days after we provide him with written notice; or

•

he materially breaches a written Company policy that is determined by the Board in good faith to be material to us, and the breach is not fully cured within ten business days after we provide him with written notice.

Good reason is defined as the following events that are taken by us without Mr. Lynch’s consent:

•	a reduction of his base salary or bonus opportunity, other than in connection with any across-the-board reduction of base salaries or target bonus opportunities of all senior executives;

•	a failure to nominate him for election as Chairman of the Board;

•	a failure to appoint him as Chairman during the period he serves on the Board;

•	the failure of the acquirer of all or substantially all of the assets of our Company to assume the agreement if we are to be liquidated within a reasonable period of time following the acquisition;

•	a material diminution in his duties or responsibilities; or

•	our decision not to renew the original term of the agreement or any renewal term.

The non-compete period to which Mr. Lynch is subject is defined as the full and fractional years equal in number to one plus the remaining portion of our fiscal year at the time his employment ends.

In the event that Mr. Lynch’s employment is terminated due to his death or disability, he is entitled to receive a pro-rata portion of the Annual Incentive Plan bonus that he would otherwise have received for the year his employment ends.

The following table reflects the amounts that Mr. Lynch would have received under each termination scenario as if the event had occurred on June 29, 2011, in accordance with his employment agreement.

	Death or Disability ($)(1)	Retirement ($)	Termination for Cause ($)(2)	Termination by Employee without Good Reason ($)(2)	Termination by Company without Cause or For Good Reason by Employee ($)(1)	Termination by Company without Cause or For Good Reason by Employee Two Years Following a Change in Control ($)(1)
Cash Severance Amount (3)	—	—	—	—	2,690,600	2,690,600
Accelerated Vesting of Stock Options (4)	—	—	—	—	109,702	109,702
Accelerated Vesting of RSUs (4)	—	—	—	—	3,154,248	3,154,248
Continuation of Benefits	—	—	—	—	8,384	8,384
Tax Gross Up	—	—	—	—	—	—
TOTAL	—	—	—	—	5,962,934	5,962,934

(1)	All accrued obligations to date including bonus prorated for portion of the year employed are paid based on actual company performance for the year.
(2)	All accrued obligations to date excluding prorated bonus are paid.
(3)	Includes base salary, target bonus throughout non-compete period and pro-rata annual incentive bonus. The non-compete period is assumed to be one year.
(4)	Values for stock option and RSU grants are based on the NASDAQ closing price of our common stock of $8.50 on June 29, 2011.

Executive Severance Plan.    In January 2008, the Board of Directors adopted a severance plan to help retain key team members, including our NEOs other than Mr. Lynch, and to provide them with a measure of security so they can remain focused on helping to drive Company performance.

Basic Severance. Basic severance is payable when we terminate the employment of a NEO without cause (as defined below) outside of a change-in-control period.

•	In the event basic severance becomes due and following execution of a general release and waiver of claims, the NEO will receive a lump sum payment equal to six months of salary.

•

For each additional full week the NEO remains unemployed after six months, he or she will receive an additional week’s salary, up to a total of two years of salary. These additional payments will cease when the NEO secures an equivalent position with a new employer. In the event an NEO secures a lower paying position, we are only obliged to pay the difference between the NEO’s weekly salary with us and the lesser weekly salary he or she is then earning.

•	The general release and waiver of claims executed by the NEO will contain a six month non-compete, two year non-disparagement, two year non-solicitation and five year non-disclosure agreement.

•

A NEO who is eligible for and elects COBRA shall have his or her monthly COBRA premiums for the cost of continuing the health and dental benefits he or she was enrolled in on the date of severance or as subsequently modified under the health and dental plan change in election rules paid by us for either 24 months or through the date upon which the NEO accepts other employment or otherwise becomes ineligible to receive COBRA coverage, whichever occurs first.

•

For NEOs whose severance period exceeds 18 months, we will pay an amount equal to the aforementioned monthly COBRA premium, grossed up for tax purposes on a monthly basis, to the NEO directly for up to an additional six months (for a total of up to 24 months).

Cause is defined as a termination of a NEO based upon any of the following:

•	they continually failed to substantially perform, or were grossly negligent in the discharge of, their duties to us;

•	they committed or engaged in an act of theft, embezzlement or fraud;

•	they are convicted of or plead guilty or nolo contendere to a felony or a misdemeanor with respect to which fraud or dishonesty is a material element;

•	they materially violated any material Company policy; or

•	they intentionally engaged in any other action or inaction that the Plan Administrator for the Executive Severance Plan determines was not taken in good faith for our best interests.

The following table reflects the amounts that the NEOs would have received if the NEO was terminated without cause outside a change-in-control period on June 29, 2011. The minimum value assumes the NEO secures an equivalent position within six months and does not elect COBRA coverage. The maximum value assumes the NEO remains unemployed for two years.

	Cash Severance ($)		Benefit Continuation ($)	Total ($)
Name	Minimum	Maximum	Minimum	Maximum	Minimum	Maximum
Bennett L. Nussbaum	298,890	1,195,560	0	25,260	298,890	1,220,820
Laurence B. Appel	266,500	1,066,000	0	25,260	266,500	1,091,260
Timothy L. Williams	187,500	750,000	0	25,260	187,500	775,260
Christopher L. Scott, Sr	155,000	620,000	0	25,260	155,000	645,260
Frank O. Eckstein	210,063	840,250	0	29,685	210,063	869,935
Daniel Portnoy (1)	0	0	0	0	0	0

(1)	Mr. Portnoy resigned on January 5, 2011.

Change-in-Control Severance. The definition of a change-in-control is the same as in the 2010 Plan described above. Change-in-control severance is payable when we terminate the employment of a NEO without cause (as previously defined above), or they resign for good reason (as defined below) during a change-in-control period.

Good reason is defined as the following events that are taken by us without the NEOs consent:

•	a material diminution in base compensation;

•	a material diminution in authority, duties, or responsibilities; or

•	a material change in the geographic location at which services are to be performed for the Company.

In the event change-in-control severance becomes due, following execution of a general release and waiver of claims, the NEO will receive six months of salary and one-half of the target AIP bonus then in place. For each additional full week the NEO remains unemployed after six months, he or she will receive an additional week of salary and 1/52nd of the target AIP bonus, up to a total of two years of salary and two times the target AIP bonus. These additional payments will cease when the NEO secures an equivalent position with a new employer. In the event a NEO secures a lower paying position, we are only obliged to pay the difference between the NEO’s weekly salary with us and the lesser weekly salary they are then earning.

Payments to the NEOs for change-in-control severance will be capped at 2.99 times the excise tax base, unless this cap reduces the payout by more than $50,000, in which case we will pay the full amount of the tax gross up.

In the event change-in-control severance becomes due, the NEO will receive a pro-rata share of the full year’s AIP bonus at the target level. If change-in-control severance is triggered after the fiscal year end, but before payment of the prior year’s AIP bonus, the NEO will receive the full prior year’s bonus earned at actual performance levels. The NEO will also receive a pro-rata payment of the current year’s AIP bonus at the target level.

In connection with change-in-control severance, the general release and waiver of claims executed by the NEO will include a two year non-disparagement, two year non-solicitation and five year non-disclosure agreement.

The following table reflects the amounts that the NEOs would have received if a change-in-control occurred on June 29, 2011. The minimum value assumes the NEO secures an equivalent position within six months and does not elect COBRA coverage. The maximum assumes the NEO remains unemployed for two years.

	Cash Severance ($)		Current Year Bonus ($)	Acceleration of Long-term Incentives ($)	Benefit Continuation ($)		Excise Tax Gross-Up ($)(1)	Total ($)
Name	Maximum	Minimum			Minimum	Maximum		Minimum	Maximum
Mr. Nussbaum	$538,002	2,152,008	409,042	1,196,211	0	25,260	0	2,143,255	3,782,521
Mr. Appel	$479,700	1,918,800	364,715	1,103,170	0	25,260	0	1,947,585	3,411,945
Mr. Williams	$300,000	1,200,000	131,644	277,438	0	25,260	727,786	1,436,868	2,362,128
Mr. Scott, Sr.	$263,500	1,054,000	174,758	240,853	0	25,260	0	679,111	1,494,871
Mr. Eckstein	$378,113	1,512,450	253,869	764,031	0	29,685	0	1,396,013	2,560,035
Mr. Portnoy (2)	0	0	0	0	0	0	0	0	0

(1)	With respect to the tax gross-up, we assumed an excise tax rate under 280G of the Internal Revenue Code of 20%, a 35% federal income tax rate and a 1.45% Medicare tax rate.
(2)	Mr. Portnoy resigned on January 5, 2011.

The Executive Severance Plan does not provide a benefit where a NEO is terminated for cause or his or her employment ends as a result of death, disability or retirement.

RELATED PARTY TRANSACTIONS

Do you have a policy with respect to related party transactions?

Yes. In March 2008, the Audit Committee adopted a written Policy on Related Party Transactions to ensure that all interested transactions with related parties are subject to approval or ratification by the Audit Committee in accordance with the procedures set forth below. The policy is intended to supplement our Code of Conduct.

Under the policy, an interested transaction is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year;

•	we are a participant; and

•	any related party has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

•	A related party is any:

•

person who is or was (since the beginning of the last fiscal year for which we filed a Form 10-K, even if they do not presently serve in that role) an executive officer, director, or nominee for election as a director;

•	person or entity, including affiliates, that was a beneficial owner of 5% or more of our common stock at the time the transaction occurred or existed; or

•	immediate family member of any of the foregoing.

In accordance with the policy, the Audit Committee reviews the material facts of all interested transactions and either approves or disapproves of the entry into the transaction, subject to certain pre-approved transactions described below. If advance Audit Committee approval is not possible, the transaction will be considered and, if appropriate, ratified at the Audit Committee’s next regularly scheduled meeting. In determining whether to approve or ratify an interested transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No director will participate in any discussion, approval or ratification of a transaction for which he or she is a related party.

The Audit Committee has determined that certain interested transactions are deemed to be pre-approved or ratified (as applicable) by the Audit Committee, even if the amount involved exceeds $120,000. These include:

•	employment and compensation of executive officers;

•	director compensation;

•

transactions with other companies in which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues;

•

charitable contributions, grants or endowment by us to a charitable organization, foundation, or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts; and

•	transactions where all shareholders receive proportional benefits.

Were there any related party transactions in fiscal 2011?

Yes. We lease space in a shopping center in Largo, Florida, for one of our stores from a partnership that owns the shopping center. Family members of Laurence B. Appel, our Senior Vice President, Retail Operations, including his wife and certain of her immediate family members, have an approximately 50% interest in the partnership that owns the shopping center. The lease payments made by us to the partnership totaled approximately $550,000 in fiscal 2011, and the lease is expected to continue through fiscal 2012 and beyond. The lease, effected prior to Mr. Appel’s employment, was negotiated on an arms-length basis, and we consider the rates associated with this lease to be market rates. This transaction was subsequently approved in accordance with the Policy on Related Party Transactions.

STOCK OWNERSHIP BY DIRECTORS, MANAGEMENT AND 5% SHAREHOLDERS

The following table shows the beneficial ownership of our common stock, as of September 12, 2011, for each director nominee; the NEOs; our directors and executive officers as a group; and our 5% shareholders. The business address for each of our directors and/or NEOs listed below is 5050 Edgewood Court, Jacksonville, FL 32254.

Name of Beneficial Owner	Number of Shares of Common Stock	Options Exercisable within 60 Days(1)	Unvested Restricted Stock Units(2)	Total Shares Beneficially Owned(3)	Percent of Outstanding Shares(4)
Directors and Executive Officers:
Evelyn V. Follit	22,672	0	11,814	34,486	*
Charles P. Garcia	20,161	0	11,814	31,975	*
Jeffrey C. Girard	27,705	0	11,814	39,519	*
Yvonne R. Jackson	20,874	0	11,814	32,688	*
Gregory P. Josefowicz	29,205	0	11,814	41,019	*
Peter L. Lynch	271,157	878,851	52,428	1,202,436	2.14%
James P. Olson	26,855	0	11,814	38,669	*
Terry Peets	28,762	0	11,814	40,576	*
Richard E. Rivera	27,580	0	11,814	39,394	*
Laurence B. Appel	36,959	238,826	16,470	292,255	*
Frank O. Eckstein	32,679	176,016	8,465	217,160	*
Daniel Portnoy	0	0	0	0	*
Bennett L. Nussbaum	40,163	313,307	23,646	377,116	*
Christopher L. Scott, Sr.	10,744	91,468	5,519	107,731	*
Timothy L. Williams	501	28,143	2,514	31,158	*
Directors and executive officers as a group (22 persons)	612,328	1,853,880	222,521	2,688,729	4.79%
5% Shareholders:
Zhengxu He (5)	3,040,140	—	—	—	5.45%
Dimensional Fund Advisors LP(6)	3,498,886	—	—	—	6.46%
Contrarius Investment Management (7)	3,426,576	—	—	—	6.11%
BlackRock Institutional Trust Co., NA(8)	3,186,427	—	—	—	5.74%
River Road Asset Management (9)	2,644,285	—	—	—	4.71%

*	Indicates beneficial ownership of less than 1%.
(1)	Represents shares of common stock that may be acquired through stock options exercisable through November 11, 2011.
(2)	Each RSU represents a contingent right to receive one share of our common stock. The column represents the number of unvested RSUs that are vesting within 60 days of record date, or through November 11, 2011.
(3)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has the right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.
(4)	Percent of class reported for directors and executive officers is based on 56,080,500 shares of common stock issued and outstanding as of September 12, 2011. Percent of class for 5% shareholders is based on ownership reported in a Schedule 13F or Schedule 13G as filed with the SEC by each 5% shareholder.

(5)	According to a Schedule 13G filed with the SEC on March 23, 2011 by Zhengxu He, Institute of Math, AMSS, CAS, Haidian District, Beijing,100080 P.R.C. Mr. He possesses shared investment and/or voting power of the shares of Company common stock that is owned by the He & Fang Revocable Living Trust and may be deemed to be the beneficial owner of Company stock held by this trust.
(6)	According to a Schedule 13G filed with the SEC on February 11, 2011 by Dimensional Fund Advisors LP (“Dimensional”), Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds”. In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares of Company common stock that are owned by the Funds, and may be deemed to be the beneficial owner of Company common stock held by the Funds. However, all securities reported are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of the Schedule 13G shall not be construed as an admission by Dimensional or any of its affiliates that they are the beneficial owner of any securities covered by the Schedule 13G for any other purposes than Section 13(d) of the Exchange Act . The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities held in their respective accounts. To the knowledge of Dimensional, the interest of any one such Fund does not exceed 5% of the class of securities. Dimensional disclaims beneficial ownership of all such securities.
(7)	According to a Schedule 13F filed with the SEC on May 10, 2011 by Contrarius Investment Management Limited, Sir Walter Raleigh House, 48-50 Esplanade, St. Helier, Jersey JE1 4HH, Channel Islands.
(8)	According to a Schedule 13G filed with the SEC on February 9, 2011 by BlackRock, Inc., 55 East 52nd Street, New York, NY.
(9)	According to a Schedule 13F filed with the SEC on August 2, 2011 by River Road Asset Management, 462 South Fourth Street, Suite 1600, Louisville, KY.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based on our review of the forms that were filed and written representations from the reporting persons, we believe that during our most recently completed fiscal year ended June 29, 2011, all of our executive officers, directors and 10% shareholders complied with all applicable reporting requirements with the exception of a late filing of one transaction by Frank Eckstein.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

When must I submit a proposal for inclusion in the 2012 proxy statement?

If any shareholder intends to present a proposal for inclusion in our proxy materials for the 2012 Annual Meeting of Shareholders, the proposal must be received by our Corporate Secretary no later than May 30, 2012. The proposal must comply with the SEC regulations set forth in Rule 14a-8 under the Exchange Act.

Can I present a matter at the 2012 Annual Meeting of Shareholders?

Our By-Laws provide a formal procedure for bringing business before an annual meeting of shareholders. A shareholder that intends to present a matter before the 2012 Annual Meeting of Shareholders is required to deliver a written notice to the Corporate Secretary not earlier than July 10, 2012 and not later than August 9, 2012. In the event that the date of the annual meeting is more than 30 days before or after November 9, 2012, the shareholder notice must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

The shareholder notice must contain a brief description of the business desired to be brought, the reasons for conducting such business, the name and address of the shareholder and the number of shares of our stock the shareholder beneficially owns, a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) and any material interest of the shareholder in such business, and a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

If these procedures are not complied with, the proposed business will not be transacted at the annual meeting. The By-Law provisions are not intended to affect any rights of shareholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 under the Exchange Act.

MISCELLANEOUS

As of the date of this proxy statement, management does not know of any other matter that will come before the meeting.

By Order of the Board of Directors,

Timothy L. Williams

Secretary

September 27, 2011

Please sign and return the enclosed proxy card promptly. Alternatively, you may give a proxy over the Internet or by telephone by following the instructions on your proxy card or in the proxy statement. If you decide to attend the meeting, you may, if you wish, revoke the proxy and vote your shares in person.

APPENDIX A

WINN-DIXIE STORES, INC.

FISCAL 2012 EQUITY INCENTIVE PLAN

1. Purpose; Types of Awards; Construction.

The purpose of the Winn-Dixie Stores, Inc. Fiscal 2012 Equity Incentive Plan is to promote the interests of the Company and its Subsidiaries, Affiliates and the shareholders of the Company by providing officers, employees, non-employee directors, consultants, and independent contractors of the Company and its Subsidiaries and Affiliates with appropriate incentives and rewards to encourage them to enter into and continue in the employ or service of the Company or its Subsidiaries and Affiliates, to acquire a proprietary interest in the long-term success of the Company and to reward the performance of individuals in fulfilling their personal responsibilities for long-range and annual achievements. The Plan provides for the grant, in the sole discretion of the Committee, of Options (including ISOs and NQSOs), Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, stock- or cash-based Performance Awards, and Other Stock-Based Awards. The Plan is designed so that Awards granted hereunder which are intended to comply with the requirements for “performance-based compensation” under Section 162(m) of the Code may comply with such requirements, and the Plan and Awards shall be interpreted in a manner consistent with such requirements. Notwithstanding any provision of the Plan, to the extent that any Awards would be subject to Section 409A of the Code, this Plan and Awards shall be interpreted in a manner consistent with Section 409A of the Code and such regulations or guidance. If Awards are excluded from Section 409A under applicable regulations and guidance promulgated thereunder, this Plan and such Awards shall likewise be interpreted in a manner consistent with such allowable exclusion(s).

2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Affiliate” means an entity that controls, is controlled by, or is under common control with the Company.

(b) “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Awards, or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means, unless otherwise specified in the particular employment agreement applicable to the Grantee or the Award Agreement, that the Grantee has (a) continually failed to substantially perform, or been grossly negligent in the discharge of, his or her duties to the Company or any of its Subsidiaries or Affiliates (in any case, other than by reason of a disability, physical or mental illness); (b) committed or engaged in an act of theft, embezzlement or fraud, (c) been convicted of or plead guilty or nolo contendere to a felony or a misdemeanor with respect to which fraud or dishonesty is a material element, (d) materially violated any material policy of the Company or any of its Subsidiaries or Affiliates, or (e) intentionally engaged in any other action or inaction that the Committee determines was not taken in good faith for the best interests of the Company. Determination of Cause shall be made by the Committee in its sole discretion.

(f) A “Change in Control” shall be deemed to have occurred if, after the Effective Date, the event set forth in any one of the following paragraphs shall have occurred:

(1) any Person becomes after the six month anniversary of the Effective Date the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 51% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (3) below and excluding any Person who becomes such a Beneficial Owner solely by reason of the repurchase of shares by the Company; or

(2) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least 51% of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(3) there is consummated a merger or consolidation of the Company or any Subsidiary or Affiliate with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 51% or more of the combined voting power of the Company’s then outstanding securities; or

(4) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, (i) a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, (ii) a “Change in Control” shall not occur for purposes of the Plan as result of any primary or secondary offering of Company common stock to the general public through a registration statement filed with the Securities and Exchange Commission, (iii) a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of the Joint Plan of Reorganization of the Company and (iv) for purposes of Awards subject to Section 409A of the Code, a “Change in Control” shall have occurred only if such Change in Control is also “a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets,” within the meaning of Code Section 409A and Treasury Regulations Section 1.409A-3(i)(5).

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

(h) “Committee” shall mean the Compensation Committee of the Board, which shall consist of two or more persons, each of whom is an “outside director” within the meaning of Code Section 162(m) and Treasury Regulations Section 1.162-27(e)(3), a “non-employee director” within the meaning of Rule 16b-3, and an “independent” director within the meaning of the listing requirements of any national securities exchange on which the Stock is principally traded.

(i) “Company” means Winn-Dixie Stores, Inc., a corporation organized under the laws of the State of Florida, or any successor corporation.

(j) “Covered Employee” shall have the meaning set forth in Section 162(m)(3) of the Code.

(k) “Effective Date” means the later of the date that the Plan is approved by the Board and the date the Plan is approved by the shareholders of the Company.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

(m) “Fair Market Value” means the following:

(1) With respect to Stock , the per share fair market value of Stock as of a particular date shall mean (i) the closing price per share of Stock on the national securities exchange on which the Stock is principally traded for such particular date, or (ii) if the shares of Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Stock in such over-the-counter market for such particular date, or (iii) if the shares of Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee shall determine by the reasonable application of a reasonable valuation method, as prescribed in Treasury Regulations Section 1.409A-1(b)(5)(iv)(B).

(2) With respect to property other than Stock, the fair market value determined by such methods or procedures as may reasonably be determined from time to time by the Committee.

(n) “Financial Restatement” means the filing of amended or restated financial statements with the Securities and Exchange Commission with respect to all or a portion of the Company’s earlier filed financial statements, which may result from, among other things, the correction of accounting errors and irregularities, inclusion of previously unknown information that should have been included, fraud, misrepresentation or clerical error.

(o) “Fiscal Year” means the last Thursday of June through the last Wednesday of June of the following calendar year.

(p) “Grantee” means an officer, employee, non-employee director, consultant, or independent contractor of the Company or any Subsidiary or Affiliate of the Company that has been granted an Award under the Plan.

(q) “Harmful Conduct” means, unless otherwise specified in the Award Agreement, (i) a breach in any material respect of an agreement to not reveal confidential information regarding the business operations of the Company or any Subsidiaries or Affiliate or an agreement to refrain from solicitation of the customers, suppliers or employees of the Company or any Subsidiaries or Affiliate (ii) a violation of any of the restrictive covenants contained in the Grantee’s employment, severance or other agreement with the Company or any of its Subsidiaries or Affiliates, or (iii) a violation of the Company’s policy providing for forfeiture of Awards following the occurrence of a Financial Restatement.

(r) “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

(s) “NQSO” means any Option that is not designated as an ISO.

(t) “Option” means a right, granted to a Grantee under Section 6(b)(i) of the Plan, to purchase shares of Stock. An Option may be either an ISO or an NQSO.

(u) “Other Stock-Based Award” means a right or other interest granted to a Grantee under Section 6(b)(vi) of the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock.

(v) “Performance Award” means a right or other interest granted to a Grantee under Section 6(b)(v) of the Plan that may be payable in cash or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock and which is awarded upon the attainment of Performance Goals.

(w) “Performance Goals” means Performance Goals pre-established by the Committee in its sole discretion, based on one or more of the following criteria: sales growth, sales per square foot, earnings (including earnings before taxes, earnings before interest and taxes, or earnings before interest, taxes, depreciation and amortization), operating income, pre- or after-tax income, cash flow (before or after dividends), earnings per share, return on equity, return on capital (including return on total capital or return on invested capital), cash flow return on investment, return on assets, market share or penetration, business expansion, share price performance, total shareholder return, improvement in or attainment of expense levels or expense ratios, employee and/or customer satisfaction, customer retention, and any combination of, or a specified increase in, any of the foregoing. The Performance Goals may be based upon the attainment of specified levels of performance by the Company, or a business unit, division, Subsidiary, Affiliate, or business segment of the Company. In addition, the Performance Goals may be based upon the attainment of specified levels of performance under one or more of the measures described above relative to the performance of other entities. To the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for shareholder approval), the Committee in its sole discretion may designate additional business criteria on which the Performance Goals may be based or adjust, modify or amend the aforementioned business criteria, including, without limitation, Performance Goals based on the Grantee’s individual performance. Performance Goals may include a threshold level of performance below which no Award will be earned, a level of performance at which the target amount of an Award will be earned and a level of performance at which the maximum amount of the Award will be earned. Measurement of performance relative to Performance Goals shall exclude the impact of losses or charges in connection with restructurings or discontinued operations, unless otherwise specified by the Committee at the time the Performance Goal is set. In addition, the Committee in its sole discretion shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate of the Company or the financial statements of the Company or any Subsidiary or Affiliate of the Company in response to changes in applicable laws or regulations, including changes in generally accepted accounting principles or practices, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, as applicable, except that this authority will be limited in the case of Covered Employees to the extent necessary to ensure that Performance Awards qualify for full tax deductibility under Section 162(m).

(x) “Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company or any Subsidiary or Affiliate, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary or Affiliate, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(y) “Plan” means this Winn-Dixie Stores, Inc. Fiscal 2012 Equity Incentive Plan, as amended from time to time according to its terms.

(z) “Repricing” shall have the meaning set forth in Section 3 of the Plan.

(aa) “Restricted Stock” means an Award of shares of Stock to a Grantee under Section 6(b)(iii) of the Plan that may be subject to certain restrictions and to a risk of forfeiture.

(bb) “Restricted Stock Unit” means a right granted to a Grantee under Section 6(b)(iv) of the Plan to receive Stock or cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of specified performance or other criteria.

(cc) “Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, or any successor to Rule 16b-3, as in effect from time to time.

(dd) “Securities Act” means the Securities Act of 1933, as amended, from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

(ee) “Specified Employee” means an employee who at the time of termination of employment is a key employee of the Company, if any stock of the Company is publicly traded on an established securities market or otherwise. For purposes of this Plan, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12-month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Plan during the twelve (12) month period that begins on the first day of April following the close of the identification period.

(ff) “Stock” means shares of the common stock, par value $0.001 per share, of the Company.

(gg) “Stock Appreciation Right” or “SAR” means the right, granted to a Grantee under Section 6(b)(ii) of the Plan, to be paid an amount measured by the appreciation in the Fair Market Value of Stock from the date of grant to the date of exercise of the right.

(hh) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(ii) “Substitute Awards” means Awards granted or shares of Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted by a company acquired by the Company or any Subsidiary or Affiliate or with which the Company or any Subsidiary or Affiliate combines, provided, that any such substitution must meet the requirements in Treasury Regulations Section 1.409A-1(b)(5)(v)(D) such that the substitution will not be treated as the grant of a new stock right or a change in the form of payment.

(jj) “Total Authorized Shares” shall have the meaning set forth in Section 5(a) of the Plan.

3. Administration.

The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the type and number of Awards to be granted, the number of shares of Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award or the issuance of Stock pursuant to any Award; to determine Performance Goals no later than such time as required to ensure that an underlying Award which is intended to comply with the requirements of Section 162(m) of the Code so complies; and to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered; to make adjustments in the terms and conditions of, and the Performance Goals (if any) included in, Awards; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Award Agreements (which need not be identical for each Grantee); and to make all other determinations deemed necessary or advisable for the administration of the Plan. Notwithstanding the foregoing, neither the Board, the Committee nor their respective delegates shall have the authority without first obtaining the approval of the Company’s shareholders to reprice (or cancel and regrant) any Option or SAR or, if applicable, other Award at a lower exercise, base or purchase price, to cancel any Option or SAR in exchange for cash or another Award if such cancellation has the same effect as lowering the exercise, base or purchase price of such Option or SAR, or to take any other action with respect to an Award that would be treated as a repricing under the rules and regulations of the principal securities market on which the Stock is traded (any such actions, a “Repricing”); provided, however, that any proposed Repricing that would affect an Award that is subject to Code Section 409A may not be made unless such Repricing would not constitute a modification or extension of the Award under Treasury Regulations Sections 1.409A-1(b)(5)(B) and (C).

All determinations of the Committee shall be made by a majority of its members either present in person or participating via video conference or other electronic means at a meeting or by written consent. The

Committee may delegate to one or more of its members or to one or more executive officers or other agents such administrative duties as it may deem advisable (including the authority to grant Awards to persons that are not officers (but not to persons who are non-employee directors)), and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including but not limited to the Company, any Subsidiary or Affiliate of the Company, or Grantee (or any person claiming any rights under the Plan from or through any Grantee) and any shareholder.

No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder. No action of the Committee shall be void or deemed to be beyond the authority of the Committee solely because a member of the Committee failed to meet a qualification requirement at the time the action was approved or taken.

4. Eligibility.

Awards may be granted to officers, employees, non-employee directors, consultants, or independent contractors of the Company or its Subsidiaries and Affiliates. In determining the persons to whom Awards shall be granted and the number of shares to be covered by each Award, the Committee may take into account the duties of the respective persons, their present and potential contributions to the success of the Company or its Subsidiaries and Affiliates and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

5. Stock Subject to the Plan.

(a) The maximum number of shares of Stock reserved for delivery in connection with Awards under the Plan shall be 6,028,000 to be comprised of 4,300,000 newly authorized shares (“New Authorized Shares”) and 1,728,000 shares of Stock that were previously authorized under the Winn-Dixie Fiscal 2010 Equity Incentive Plan and remain available for issuance under the Plan (“Rollover Authorized Shares”). The Rollover Authorized Shares together with the New Authorized Shares shall equal the “Total Authorized Shares”. The Total Authorized Shares are subject to adjustment as provided herein. If any shares of Stock subject to an Award are forfeited, cancelled, exchanged, surrendered, or if an Award terminates or expires or is settled in cash or otherwise without a distribution of shares to the Grantee, the applicable number of shares of Stock with respect to such Award (determined in a manner consistent with Section 5(b)) shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination, expiration, or settlement, again be available for Awards under the Plan. If shares underlying an Award are withheld by the Company to pay for mandatory tax withholding obligations applicable upon exercise, vesting or settlement of the Award, the number of shares withheld will again become available under the Plan; except that this provision will not apply in the case of Options. Upon the exercise of any Award granted in tandem with any Awards, such related Awards shall be cancelled to the extent of the number of shares of Stock as to which the Award is exercised and, notwithstanding the foregoing, such number of shares shall no longer be available for Awards under the Plan. Substitute Awards shall not reduce the shares of Stock reserved for the grant of Awards under the Plan or authorized for Awards granted to an individual. The Committee may determine that Awards may be outstanding that relate to more shares than the aggregate remaining available under the Plan so long as Awards will not in fact result in delivery and vesting of shares in excess of the number then available under the Plan.

(b) Each share of Stock with respect to which an Option is exercised (i.e., the gross number underlying the Option) shall reduce the Total Authorized Shares by one share of Stock. Each share of Stock issued pursuant to Restricted Stock, a Restricted Stock Unit, a Performance Award or an Other Stock-Based Award, or issued upon exercise of an SAR (i.e., the net number delivered to the Grantee) shall reduce the Total Authorized Shares by a specific amount determined as follows: (i) with regard to Rollover Authorized Shares, which will be exhausted first, will reduce the Total Authorized Shares by 1.52 shares of Stock; .(ii)

after the Rollover Authorized Shares have been exhausted, the New Authorized Shares shall reduce the Total Authorized Shares by 1.96 shares of Stock.

(c) The maximum number of Options, SARs or other Awards that are denominated in shares (i.e., authorize the earning of a number of shares determinable at grant) that may be granted to any Grantee in any Fiscal Year is three million. In the case of Awards, the limit applies to the maximum amount that may be potentially earned through performance, whether or not such amount is in fact earned. The per-person limitation applicable to cash-based Performance Awards is set forth in Section 6(b)(v).

(d) Shares of Stock may, in whole or in part, be authorized but unissued shares or shares of Stock that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise.

(e) In the event that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, Stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, then the Committee shall make such equitable changes or adjustments to any or all of the following in order to prevent such dilution or enlargement of rights: (i) the maximum number and kind of shares of Stock or other property (including cash) that may be issued hereunder in connection with Awards, (ii) the maximum number of shares of Stock that may be made subject to Awards to any individual, (iii) the number and kind of shares of Stock or other property (including cash) issued or issuable in respect of outstanding Awards, (iv) the exercise price, grant price, or purchase price relating to any Award, provided that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(h) of the Code; and (v) the Performance Goals applicable to outstanding Awards. In furtherance of the foregoing, a Participant shall have a legal right to an adjustment to an outstanding Award which constitutes a “share-based payment arrangement” in the event of an “equity restructuring,” as such terms are defined under FASB Accounting Standards Codification Topic 718 on Stock Compensation, or any such successor to the standard, as in effect from time to time (“ASC 718”),, which adjustment shall preserve without enlarging the value of the Award to the Participant. Notwithstanding the foregoing, no such adjustment shall be made if the effect of such adjustment would be to cause any Award that was not otherwise subject to Code Section 409A to be subject to Section 409A, or would cause any Award that was subject to Code Section 409A to violate any of the provisions of Section 409A or the regulations thereunder, including the provisions applicable to elections and changes of elections as to the form or timing of distributions, the prohibition against acceleration of distributions, and the required delay of distributions to certain Specified Employees.

6. Specific Terms of Awards.

(a) General. The term of each Award shall be for such period as may be determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or any Subsidiary or Affiliate of the Company upon the grant, maturation, or exercise of an Award shall be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Stock, or other property, and on such other terms and conditions set forth in the Award Agreement (including the time of payment of the Award, and the accrual of any interest on such Award), to the extent consistent with the Plan.

Certain minimum restriction periods and vesting schedules and certain limitations on the ability of the Company to waive restriction periods and vesting schedules shall apply to Awards, as described in more detail in (b) below. These limitations notwithstanding, the Committee may grant Awards with a more favorable restriction period or vesting schedule or waive restriction periods and accelerate vesting schedules for Awards so long as the total number of shares of Stock underlying such Awards do not exceed, in the aggregate, 10% of the number of shares reserved for Awards under the Plan.

(b) Types of Awards. The Committee is authorized to grant the Awards described in this Section 6(b) under such terms and conditions as deemed by the Committee to be consistent with the purposes of the Plan.

Such Awards may be granted with value and payment contingent upon the achievement of Performance Goals. Unless otherwise determined by the Committee, each Award shall be evidenced by an Award Agreement, containing such terms and conditions applicable to such Award as the Committee shall determine at the date of grant or thereafter.

(i) Options. The Committee is authorized to grant Options to Grantees on the following terms and conditions:

(A) Type of Award. The Award Agreement evidencing the grant of an Option under the Plan shall designate the Option as an ISO or an NQSO.

(B) Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee, but, except for outstanding Awards assumed, converted or replaced in connection with a corporate transaction consistent with the requirements of Treasury Regulations Section 1.409A-1(b)(5)(v)(D), in no event shall the exercise price of any Option be less than the Fair Market Value of a share of Stock on the date of grant of such Option. The exercise price for Stock subject to an Option may be paid in cash or by an exchange of Stock previously owned by the Grantee or Stock subject to the Option, through a “broker cashless exercise” procedure approved by the Committee, a combination of the above, or any other method approved by the Committee, in any case in an amount having a combined value equal to such exercise price.

(C) Term and Exercisability of Options. Unless the Committee determines otherwise, the date on which the Committee adopts a resolution expressly granting an Option, and which specifies the identity of the optionee, the number of shares subject to the Option, and the exercise price for each share of Stock under the Option, shall be considered the day on which such Option is granted. Options shall be exercisable over the exercise period (which shall not exceed seven years from the date of grant) at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement. An Option may be exercised to the extent of any or all full shares of Stock as to which the Option has become exercisable by giving written notice of such exercise to the Committee or its designated agent together with payment of the exercise price in accordance with subsection (b)(i)(B) above.

(D) Other Provisions. Options may be subject to such other conditions, including, but not limited to, restrictions on transferability of the shares of Stock acquired upon exercise of such Options, as the Committee may prescribe in its discretion, or as may be required by applicable law, and which satisfy Code Section 409A and the regulations thereunder with respect to any Award that is subject to Section 409A.

(ii) SARs. The Committee is authorized to grant SARs to Grantees on the following terms and conditions:

(A) In General. SARs may be granted independently or in tandem with an Option at the time of grant of the related Option. A SAR granted in tandem with an Option shall be exercisable only to the extent the underlying Option is exercisable. Payment of a SAR may be made in cash, Stock, property, or a combination of the foregoing, as specified in the Award Agreement or determined in the sole discretion of the Committee.

(B) Term and Exercisability of SARs. Unless the Committee determines otherwise, the date on which the Committee adopts a resolution expressly granting a SAR, and which specifies the identity of the optionee, the number of shares of Stock subject to the SAR, and the exercise price of the SAR, shall be considered the day on which such SAR is granted. SARs shall be exercisable over the exercise period (which shall not exceed seven years from the date of grant), at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement.

(C) Amount of Payment. A SAR shall confer on the Grantee a right to receive an amount with respect to each share of Stock subject thereto, upon exercise thereof, equal to the excess of

(1) the Fair Market Value of one share of Stock on the date of exercise over (2) the grant price of the SAR (which in the case of a SAR granted in tandem with an Option shall be equal to the exercise price of the underlying Option, and which in the case of any other SAR shall be such price as the Committee may determine but in no event shall be less than the Fair Market Value of a share of Stock on the date of grant of such SAR). A SAR may be exercised by giving written notice of such exercise to the Committee or its designated agent.

(D) Other Provisions. SARs may be subject to such other conditions, including, but not limited to, restrictions on transferability of the shares of Stock acquired upon exercise of such SARs, as the Committee may prescribe in its discretion, or as may be required by applicable law, and which satisfy Code Section 409A and the regulations thereunder with respect to any Award that is subject to Section 409A.

(iii) Restricted Stock. The Committee is authorized to grant Restricted Stock to Grantees on the following terms and conditions:

(A) Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee may determine (as long as such determinations are consistent with the immediately following sentence). Except as permitted by (a) above, Restricted Stock shall vest no more favorably than one-third each year. The Committee shall have the authority to waive restriction periods for Restricted Stock only in the case of a Grantee’s death, disability or retirement or Change in Control of the Company. Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Grantee granted Restricted Stock shall have all of the rights of a shareholder, including, without limitation, the right to vote Restricted Stock and the right to receive dividends thereon.

(B) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Grantee, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company shall retain physical possession of the certificate.

(C) Dividends. Except to the extent restricted under the applicable Award Agreement, dividends paid on Restricted Stock shall be paid at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends. Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(iv) Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Grantees, subject to the following terms and conditions:

(A) Conditions to Vesting. At the time of the grant of Restricted Stock Units, the Committee may impose such restrictions or conditions to the vesting of such Awards as it, in its discretion, deems appropriate. Except as permitted by (a) above, Restricted Stock Units shall vest no more favorably than one-third each year. The Committee shall have the authority to accelerate the vesting of Restricted Stock Units only in the case of a Grantee’s death, disability or retirement or Change in Control of the Company.

(B) Delivery of Shares. Unless otherwise provided in an Award Agreement or except as otherwise provided in the Plan, upon the vesting of a Restricted Stock Unit there shall be delivered to the Grantee, within 30 days of the date on which such Award (or any portion thereof) vests, that number of shares of Stock equal to the number of Restricted Stock Units becoming so vested.

(C) Dividend Equivalents. Subject to the requirements of Section 409A of the Code, an Award of Restricted Stock Units may provide the Grantee with the right to receive dividend equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned or vested), which payments shall be made currently or credited to the Participant, and may be settled in cash or Stock, as determined by the Committee. Any such settlements of credited amounts may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

(v) Performance Awards. The Committee is authorized to grant Performance Awards to Grantees, which may be denominated in cash or shares of Stock and payable either in shares of Stock, in cash, or in a combination of both. Such Performance Awards shall be granted with value and payment contingent upon the achievement of Performance Goals and such goals shall relate to periods of performance which shall equal one Fiscal Year or longer. The Committee shall determine the terms and conditions of such Awards at the date of grant or thereafter. The maximum amount that any Grantee may earn with respect to cash-denominated Performance Awards pursuant to this Section 6(b)(v) (i.e., for which the limitation under Section 5(c) is not an effective limitation) for performance in respect of each Fiscal Year is $5,000,000. For this purpose, (i) if a performance period spans more than one Fiscal Year, the amount that may be earned shall be cumulative, (ii) the limit applies to the maximum amount that may be potentially earned through performance, whether or not such amount is in fact earned, (iii) the limit applies to all of the Grantee’s outstanding cash-denominated Performance Awards that are based on performance in a given fiscal year, and (iv) an amount is earned in the Fiscal Year in which the performance measurement period ends, even if the Performance Award remains subject to further service-based vesting or deferral of settlement. Performance Awards may provide for dividends or dividend equivalents consistent with sections 6(b)(iii)(C) and 6(b)(iv)(C) above, as the case may be. Payments earned hereunder may be decreased or, with respect to any Grantee who is not a Covered Employee, increased in the sole discretion of the Committee based on such factors as it deems appropriate, and no Grantee, including a Covered Employee, shall have any right to any particular payment or distribution unless and until the Committee certifies that the applicable Performance Goals have been achieved and the Committee has determined the final amount of such payment or distribution; provided, however, that this reserved discretion may be waived irrevocably by the Committee for a given Performance Award so that such Award will not be subject to discretionary adjustments after grant, including in the case of stock-denominated Performance Awards in order to ensure that such Awards are treated as share-based awards subject to fixed accounting under ASC 718. The Committee may establish such other rules applicable to the Performance-Based Awards to the extent not inconsistent with Sections 162(m) (in the case of a Covered Employee) and 409A of the Code. In the case of Performance Awards settleable by issuance of shares (including Restricted Stock and RSUs to which performance conditions are attached), except as permitted by (a) above, Awards having a performance period of at least one year shall have no additional minimum vesting requirement, and Performance Awards with a performance period of less than one year shall have additional service-based vesting requirements that are no more favorable than one-third each year. The Committee shall have the authority to accelerate the vesting of such Performance Awards only in the case of a Grantee’s death, disability or retirement or Change in Control of the Company.

(vi) Other Stock-Based Awards. The Committee is authorized to grant Awards to Grantees in the form of Other Stock-Based Awards, as deemed by the Committee to be consistent with the purposes of this Plan. The Committee shall determine the terms and conditions of such Awards at the date of grant or thereafter (including, in the discretion of the Committee, the right to receive dividend equivalent payments with respect to Stock subject to the Award or the imposition of a vesting schedule on any payments). Except as permitted by (a) above, any such Awards shall vest no more favorably than one-third each year. Except as permitted by (a) above, the Committee shall have the authority to waive restriction periods or accelerate vesting of such Awards only in the case of a Grantee’s death, disability or retirement or a Change in Control of the Company.

(c) Time of Payment. The time of payment of an Award shall be as follows, unless the Committee has specified, in an applicable Award agreement, a different Section 409A-compliant time of payment:

(i) For an Award that is not subject to Code Section 409A (other than one excluded as referenced in subsection (c)(ii) below), the payment shall be made at the time or times specified in the Award Agreement.

(ii) For an Award that is intended to qualify as a short-term deferral under Treasury Regulations Section 1.409A-1(b)(4), but is also subject to a substantial risk of forfeiture (as that term is defined in Treasury Regulations Section 1.409A-1(d)), the payment shall be made as soon as possible after the lapse of the substantial risk of forfeiture, but in any event no later than 2-1/2 months after the end of the Fiscal Year in which the substantial risk of forfeiture lapses.

(iii) For an Award that is a deferral of compensation subject to Code Section 409A, the payment shall be made as of the date of the event of distribution (e.g., the Grantee’s separation from service), but in no event later than the end of the Fiscal Year in which such event occurs or, if later, no later than 2-1/2 months after such event occurs (in which case the Grantee shall have no influence on the year in which the payment is made).

(iv) Notwithstanding the foregoing provisions of subsection (c)(iii), if an Award recipient is considered a Specified Employee at the time of his or her separation from service, any Award payments under subsection (c)(iii) which would otherwise be made because of the separation during the first six months following termination of employment shall not be paid in that period. Rather, any such payments shall be accumulated and paid to the recipient in a lump sum on the first day of the seventh month following the termination of employment. All subsequent payments shall be paid in the manner specified in the Award Agreement.

(d) Termination of Service. Except as otherwise set forth in the Award Agreement, (i) upon the Grantee’s termination of service with the Company or any of its Subsidiaries or Affiliates, the Grantee shall have 90 days following the date of such termination of service to exercise any portion of an Option or SAR that the Grantee could have exercised on the date of such termination of service; provided, however, that such exercise must be accomplished prior to the expiration of the Award term; (ii) if the Grantee’s termination of service is due to total and permanent disability (as defined in any agreement between the Grantee and the Company or, if no such agreement is in effect, as determined by the Committee in its good faith discretion) or death, the Grantee, or the representative of the estate of the Grantee, as the case may be, may exercise any portion of the Option or SAR which the Grantee could have exercised on the date of such termination for a period of one year thereafter, regardless of the otherwise scheduled expiration of the Award term; and (iii) in the event of a termination of the Grantee’s service with the Company or any of its Subsidiaries or Affiliates for Cause, the unexercised portion of the Option or SAR shall terminate immediately and the Grantee shall have no right thereafter to exercise any part of the Award.

(e) Forfeiture/ Repayment of Awards. In addition to the forfeiture of Awards for failure to meet service or performance conditions, if the Grantee engages in Harmful Conduct prior to or following termination of employment, the Grantee shall forfeit any then outstanding Award, and shall return to the Company, without consideration, any shares of Stock owned by the Grantee that were previously subject to an Award and any cash amounts previously paid to a Grantee in respect of an Award. To the extent the shares of Stock subject to this Section 6(e) have been previously sold or otherwise disposed of by the Grantee during the twelve-month period preceding the Grantee engaging in Harmful Conduct, the Grantee shall repay to the Company the aggregate Fair Market Value of such shares of Stock on the date of such sale or disposition, less any amounts paid to the Company for such shares. In addition, to the extent set forth in the Award Agreement, if the Company is required to restate its financial statements, the Company may require that a Grantee repay to the Company the aggregate Fair Market Value of any Award (regardless of whether such Award was payable in shares of Stock or cash) that vested upon the attainment of Performance Goals to the extent such Performance Goals would not have been achieved had such restatement not been required.

7. Change-in-Control Provisions.

(a) Unless otherwise specified in an Award Agreement, in the event of a Change in Control, (i) with respect to non-performance-based conditions, all Awards shall become fully vested and exercisable, and the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, (ii) with respect to performance conditions imposed under Awards, those conditions shall be deemed to be achieved at the designated target level or, if the Award does not designate a target and above-target performance level, at the full performance level, and (iii) with respect to each outstanding Award that is assumed or substituted in connection with a Change in Control, such Award shall remain subject to the same terms and conditions that were applicable to the Award immediately prior to the Change in Control (including any vesting or lapse of restrictions under this Section 7(a)) except that the Award shall confer the right to purchase or receive, for each share subject to the Option, SAR, award of Restricted Stock, award of Restricted Stock Units, Performance Award, or Other Stock-Based Award, the consideration (whether stock, cash or other securities or property) received in the Change in Control by holders of shares of Stock for each share of Stock held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the greatest number of holders of the outstanding shares), provided, that any such transaction shall be consistent with the requirements of Treasury Regulations Section 1.409A-1(b)(5)(v)(D).

(b) The payment rules of Section 6(c) shall apply to any payment made under this Section 7.

8. General Provisions.

(a) Nontransferability. Awards shall not be transferable by a Grantee except by will or the laws of descent and distribution and shall be exercisable during the lifetime of a Grantee only by such Grantee or his guardian or legal representative; provided, however, that (i) the Committee may permit transfers upon death of the Participant to designated beneficiaries, and (ii) in the case of an Award that is not a deferral of compensation under Code Section 409A and is not an ISO, the Committee may permit transfers for estate-planning purposes but not a transfer to a third party for value.

(b) No Right to Continued Employment, etc. Nothing in this Plan or in any Award, any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ or service of the Company or any Subsidiary or Affiliate of the Company or to be entitled to any remuneration or benefits not set forth in this Plan or such Award Agreement or other agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary or Affiliate to terminate such Grantee’s employment or independent contractor relationship.

(c) Taxes. Prior to the settlement of any Award, the Grantee shall be required to pay to the Company in cash all federal, state and local taxes required to be withheld in respect of such settlement. The Committee may provide in the Award Agreement that, in the event that a Grantee is required to pay any amount to be withheld in connection with the issuance of shares of Stock in settlement or exercise of an Award, such withholding and other taxes shall be satisfied (or may be satisfied at the Grantee’s election) with shares of Stock to be received upon settlement or exercise of such Award equal to the minimum amount required to be withheld. Notwithstanding the foregoing, the Company is authorized to take such action as the Committee deems advisable to enable the Company and Grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.

(d) Shareholder Approval; Amendment and Termination.

(i) The Plan shall take effect upon the Effective Date.

(ii) The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part (subject to any limitations imposed by Section 409A on amendment or termination to the extent applicable); provided, however, that an amendment that results in a Repricing and an amendment that requires shareholder approval in order for the Plan to continue to comply with Section 162(m) or any other law, regulation or stock exchange requirement shall not be effective unless approved by the requisite vote of shareholders. Notwithstanding the foregoing, no amendment to or termination of this Plan shall affect materially and adversely any of the rights of any Grantee, without such Grantee’s consent, under any Award theretofore granted under the Plan. Shareholder approval will be required for any amendment that results in a material increase in the benefits under the Plan, material increase in the number of shares of Stock reserved for the grant of Awards under the Plan, or a material modification of eligibility to participate in the Plan that has the result of expanding participants in the Plan.

(e) Expiration of Plan. Unless earlier terminated by the Board pursuant to the provisions of the Plan, the Plan shall expire on the tenth anniversary of the Effective Date. No Awards shall be granted under the Plan after such expiration date. The expiration of the Plan shall not affect adversely any of the rights of any Grantee, without such Grantee’s consent, under any Award theretofore granted, and the Committee shall retain its full authority under the Plan with respect to outstanding Awards (including any retained authority to modify such Awards).

(f) No Rights to Awards; No Shareholder Rights. No Grantee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Grantees. Except as provided specifically in this Plan, a Grantee or a transferee of an Award shall have no rights as a shareholder with respect to any shares of Stock covered by the Award until the date of the issuance of a Stock certificate to him for such shares or the issuance of shares to him in book-entry form.

(g) Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in the Plan or any Award shall give any such Grantee any rights that are greater than those of a general creditor of the Company.

(h) No Fractional Shares. No fractional shares of Stock shall be required to be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares of Stock or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(i) Regulations and Other Approvals.

(i) The obligation of the Company to sell or deliver Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(ii) Each Award is subject to the requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Stock, no such Award shall be granted or payment made or Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

(iii) In the event that the disposition of Stock acquired pursuant to this Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Committee may require a Grantee receiving Stock pursuant to the Plan, as a condition precedent to receipt of such Stock, to represent to the Company in writing that the Stock acquired by such Grantee is acquired for investment only and not with a view to distribution.

(j) Governing Law. This Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Florida without giving effect to the conflict of laws principles thereof.

(k) Foreign Employees. Awards may be granted to employees who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for employees on assignments outside their home country.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at:

http://phx.corporate-ir.net/phoenix.zhtml?c=78738&p=proxy.

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M37968-P16195

WINN-DIXIE STORES, INC.

Annual Meeting of Shareholders

November 9, 2011

9:00 AM Eastern Standard Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Peter L. Lynch and Terry Peets, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of WINN-DIXIE STORES, INC (the “Company”) common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders to be held at 9:00 AM, Eastern Standard Time, on November 9, 2011 at 5050 Edgewood Court, Jacksonville, FL 32254-3699, and any adjournment or postponement thereof.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4, FOR ONE (1) YEAR UNDER PROPOSAL 5 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side.

WINN-DIXIE STORES, INC. 5050 EDGEWOOD COURT BOX B JACKSONVILLE, FL 32254

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Standard Time, November 8, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Standard Time, November 8, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M37967-P16195	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WINN-DIXIE STORES, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR Proposals 1,2, 3 and 4:
1. To elect nine directors for a term of one year.		☐	☐	☐
Nominees:
01) Evelyn V. Follit 02) Charles P. Garcia 03) Jeffrey C. Girard 04) Yvonne R. Jackson 05) Gregory P. Josefowicz	06) Peter L. Lynch 07) James P. Olson 08) Terry Peets 09) Richard E. Rivera

						For	Against	Abstain
2. To approve the Winn-Dixie Stores, Inc. 2012 Equity Incentive Plan.						☐	☐	☐
3. To ratify the appointment of KPMG LLP as the independent registered public accounting firm for fiscal 2012.						☐	☐	☐
4. To approve, by a non-binding, advisory vote, executive compensation.						☐	☐	☐
The Board of Directors recommends you vote for 1 Year for Proposal 5: 5. To recommend, by a non-binding, advisory vote, the frequency of future executive compensation votes.					1 Year ☐	2 Years ☐	3 Years ☐	Abstain ☐
NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

I plan to attend the Annual Meeting.	Yes ☐	No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date